Exhibit 10.3

SECOND AMENDMENT AND RESTATEMENT

OF THE

POWER PURCHASE AND OPERATING AGREEMENT

BETWEEN

WESTMORELAND — LG&E PARTNERS

AND

VIRGINIA ELECTRIC AND POWER COMPANY

FOR

THE ROANOKE VALLEY II PROJECT

SECOND AMENDMENT AND RESTATEMENT OF THE
POWER PURCHASE AND OPERATING AGREEMENT

Table of Contents

ARTICLE 1:	Definitions	5
1.1	"Abandonment"	5
1.2	"Business Day"	5
1.3	"Capacity Purchase Price"	5
1.4	"Commercial Operations Date"	5
1.5	"Common Systems"	6
1.6	"Day"	6
1.7	"Dependable Capacity"	6
1.8	"Design Limits"	6
1.9	"Dispatch"	7
1.10	"Effective Date"	7
1.11	"Emergency"	8
1.12	"Energy Purchase Price"	8
1.13	"Estimated Dependable Capacity"	8
1.14	"Facility"	8
1.15	"FERC"	8
1.16	"Financial Closing"	8
1.17	"Forced Outage"	8
1.18	"Initial Dependable Capacity"	9
1.19	"Interconnection Facilities"	9
1.20	"Interconnection Point"	9
1.21	"Interest Rate"	9
1.22	"Maintenance Outage"	9
1.23	"Month"	10
1.24	"NERC"	10
1.25	"Net Electrical Output"	10
1.26	"NCUC"	10
1.27	"Off Peak Hours"	10
1.28	"On-Peak Hours"	10
1.29	"O&M Price"	10
1.30	"Prudent Electrical Practices"	10
1.31	"Prudent Utility Practices"	10
1.32	"PURPA"	11
1.33	"QF"	11
1.34	"Quarter"	11
1.35	"Roanoke Valley I Project"	11
1.36	"Scheduled Outage"	11
1.37	"Summer Demonstration Period"	11
1.38	"Summer Period"	11

1.39	"Term"	11
1.40	"Winter Demonstration Period"	12
1.41	"Winter Period"	12
1.42	"Year"	12
ARTICLE 2:	Sale and Purchase of Net Electrical Output and Dependable Capacity	12
ARTICLE 3:	Notices	13
ARTICLE 4:	Pre- and Post-Operation Period	14
ARTICLE 5:	Term, Defaults, and Termination	16
ARTICLE 6:	Representations, Warranties and Covenants	23
ARTICLE 7:	Control and Operation of the Facility; Dispatch	28
ARTICLE 8:	Interconnection	34
ARTICLE 9:	Metering	35
ARTICLE 10:	Compensation, Payment, and Billings	38
ARTICLE 11:	Testing and Capacity Ratings	45
ARTICLE 12:	Insurance	48
ARTICLE 13:	Liability, Noncompliance and Guarantees	50
ARTICLE 14:	Force Majeure	55
ARTICLE 15:	Taxes and Claims for Labor and Materials	57
ARTICLE 16:	Choice of Law	58
ARTICLE 17:	Miscellaneous Provisions	58
ARTICLE 18:	Statutory and Regulatory Changes	60
ARTICLE 19:	Coordination of Communications	63
ARTICLE 20:	Entirety	63

DATA REQUIRED TO PERFORM INTERCONNECTION STUDY	EXHIBIT A-1
EXAMPLES OF PAYMENTS FOR DEPENDABLE CAPACITY	EXHIBIT B-1
ROANOKE VALLEY I/II PROJECT STEAM DISTRIBUTION AND METERING SYSTEM	EXHIBIT C-1

SECOND AMENDMENT AND RESTATEMENT
OF THE
POWER PURCHASE AND OPERATING AGREEMENT
BETWEEN
WESTMORELAND — LG&E PARTNERS
AND
VIRGINIA ELECTRIC AND POWER COMPANY
FOR THE ROANOKE VALLEY II PROJECT

        THIS AGREEMENT, effective as of the Effective Date, is by and between WESTMORELAND — LG&E PARTNERS, a Virginia general partnership with its principal office located in Charlottesville, Virginia (“Operator’), and VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation with its principal office located in Richmond, Virginia, operating in North Carolina as North Carolina Power (“North Carolina Power” or “Company”). Both Operator and North Carolina Power are herein individually referred to as “Party” and collectively referred to as “Parties”.

R E C I T A L S

        WHEREAS, North Carolina Power was a party to a Power Purchase and Operating Agreement with Wheelabrator Tidewater, Inc. dated July 13, 1990 (hereinafter referred to as "Agreement No. 1") under which Wheelabrator Tidewater, Inc. was going to develop a waste to energy facility in Portsmouth, Virginia, and Wheelabrator Tidewater, Inc. was unable to secure a reliable fuel source; and

        WHEREAS, Wheelabrator Tidewater Inc. assigned its rights and obligations under Agreement No. I to Westpower — Covington, L.P. with consent from North Carolina Power via the CONSENT TO THE TRANSFER OF POWER PURCHASE AND OPERATING AGREEMENT dated December 21, 1990; and

        WHEREAS, Westpower — Covington, L.P. has relocated the Facility to a location in Halifax County, North Carolina and changed the design of the Facility from a waste to energy to a pulverized coal design; and

        WHEREAS, the owners of Westpower — Covington, L.P. have further assigned Agreement No. 1 to Westmoreland — LG&E Partners via the ASSIGNMENT AND ASSUMPTION AGREEMENT AND CONSENT TO ASSIGNMENT dated April 28, 1993; and

        WHEREAS, Operator owns and operates a new electric generating facility located within North Carolina Power’s certificated retail service area in Halifax County, North Carolina adjacent to the cogeneration facility known as the Roanoke Valley I Project, with a nameplate rating of 56,000 kVA; such facility in all future correspondence to be identified as the Roanoke Valley II Project (“Facility”); and

        WHEREAS, the Parties agree that the Commercial Operations Date occurred on June 1, 1995; and

        WHEREAS, Operator wishes to sell, exclusively to North Carolina Power, all of the Facility’s electric generation and capacity made available for sale, such sale to be pursuant to the terms and conditions set forth herein; and

        WHEREAS, North Carolina Power wishes to purchase the Net Electrical Output and Dependable Capacity that is Dispatched by North Carolina Power pursuant to the terms and conditions set forth herein; and

        WHEREAS, the Parties amended and restated Agreement No. 1 pursuant to that certain Amendment and First Restatement, dated as of April 29, 1993 (the “First Amendment and Restatement”); and

        WHEREAS, the Parties now want to amend and restate the First Amendment and Restatement by this Second Amendment and Restatement (hereinafter referred to as the “Agreement”).

        NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, Operator and North Carolina Power covenant and agree, and amend and restate the First Amendment and Restatement in its entirety, as follows:

ARTICLE 1: Definitions

        Whenever the following terms appear in this Agreement and in the Recitals hereto, whether in the singular or in the plural, present or past tense, they shall have the meaning stated below:

        1.1    “Abandonment” — Voluntary cessation of construction or operation of the Facility, and the withdrawal of all, or substantially all, personnel by Operator from the Facility for reasons other than North Carolina Power’s acts or omissions or an event of Force Majeure.

        1.2    “Business Day” —Monday through Friday excluding, holidays recognized by North Carolina Power. As of the date of this Agreement, these holidays include New Year’s Day, Martin Luther King’s Birthday, Good Friday, Memorial Day, Fourth of July, Labor Day, Veteran’s Day, Thanksgiving Day, day after Thanksgiving Day, Christmas Eve and Christmas Day. North Carolina Power’s observation of such holidays may be changed by North Carolina Power upon ten (10) Days written notice to Operator.

        1.3    “Capacity Purchase Price” — The price, in cents per kilowatt-hour, North Carolina Power will pay Operator for Dependable Capacity.

        1.4    “Commercial Operations Date” — June 1, 1995.

        1.5    “Common Systems” —The Common Systems are Coal Receiving, Coal Reclaim, Service Water Pump Station, Fire Water Pump Station, Coal Pile Run-off Pond Pumps and Wastewater Treatment System, Control Room/DCS System, Administration Building, Ash Silo and Load Out, Lime Receiving and Handling, Auxiliary Boiler, Maintenance Shops and Warehouse, Fuel Oil Receiving and Storage, Portions of Process Steam and Condensate Return Lines, Potable Water System, Portions of Service, emergency and back-up power system, and Control Air Systems Serving Common Systems. Additional items may be added to this list of Common Systems, provided the Parties agree that such items are or must be shared with the Roanoke Valley I Project and in no way can such items enable the Roanoke Valley II Project and the Roanoke Valley I Project to provide electrical power and/or steam to each other in a manner which could be used to satisfy the Dispatch or QF requirements of the other.

        1.6    “Day” — The 24-hour period beginning and ending at 12:00 midnight the prevailing Eastern Standard or Daylight Savings Time.

        1.7    “Dependable Capacity” — The amount of electrical generation, set by Operator pursuant to Article 11, for each Summer Period and Winter Period and made available from the Facility to North Carolina Power.

        1.8    “Design Limits” — When the Facility is Dispatched on-line by North Carolina Power, it is capable of operation over the continuous range from 0% of the Dependable Capacity through 100% of the Dependable Capacity (the “Maximum Operating Level”). North Carolina Power may Dispatch the Facility down to a level of zero (0) MW (off-line) or under non-Emergency conditions to levels ranging from twelve (12) MW (“Minimum Operating Level”) through the Maximum Operating Level. Except in an Emergency, after the Facility has been off line due to a Scheduled Outage, a Maintenance Outage, a Forced Outage, an event of Force Majeure or in response to North Carolina Power’s Dispatch of the Facility, it can achieve the level(s) of operation specified below within the time period(s) indicated below:

(a)	If the Facility has been off line for less than 8 hours (hot start), it can be resynchronized within 3 hours and can achieve its Minimum Operating Level within 6 hours following North Carolina Power’s notice to start-up.

(b)	If the Facility has been off line between 8 hours and 24 hours (warm start), it can be resynchronized within 7 hours and can achieve its Minimum Operating Level within 10 hours following North Carolina Power’s notice to start-up.

(c)	If the Facility has been off line for more than 24 hours (cold start), it can be resynchronized within 12 hours and can achieve its Minimum Operating Level within 15 hours following North Carolina Power’s notice to start-up.

Once the Facility has been synchronized with North Carolina Power’s system and brought to its Minimum Operating Level, its Net Electrical Output may be incised at the rate of 1.2 MW per minute. If the Facility is operating above its Minimum Operating Level, its Net Electrical Output may be reduced at the rate of 1.2 MW per minute down to the Minimum Operating Level.

        1.9   “Dispatch” — The right of North Carolina Power, or its exercise, in accordance with Prudent Utility Practices to (i) schedule and control (albeit, indirectly) from any of its division or system operating centers, the generating level of the Facility in order to commence, increase, decrease or cease the delivery of Net Electrical Output to the North Carolina Power system and (ii) distribute the total North Carolina Power energy needs among available electric energy sources for optimum system economy with due consideration of incremental generating costs, incremental power purchase costs, and incremental transmission losses, load flow considerations and other operational considerations as reasonably determined solely by North Carolina Power.

        1.10    “Effective Date”— The latest date as of which this Agreement has been executed by both of the Parties, as evidenced by the dates opposite such signatures.

        1.11    “Emergency” — A condition or situation which in the sole reasonable judgment of North Carolina Power affects, or reasonably may affect, North Carolina Power’s ability to meet its obligations to maintain safe and reliable electric service to North Carolina Power’s customers and/or the customers of any member of NERC.

        1.12    “Energy Purchase Price” — The price per kilowatt-hour North Carolina Power will pay Operator in accordance with Article 10, Sections 1 through 6 for the Net Electrical Output delivered to North Carolina Power.

        1.13    “Estimated Dependable Capacity” — Those levels of Dependable Capacity for both the Summer Period and the Winter Period that Operator estimates the Facility will be able to provide for the Term. Such levels are set forth in Section 11.1 hereof.

        1.14    “Facility” —Operator’s generation plant, including, without limitation or regard to level of development, land, engineering and design documents, all energy producing equipment and its auxiliary equipment, fuel handling equipment and all equipment either installed or to be installed on Operator’s side of the Interconnection Point that is not Interconnection Facilities. The Facility includes one (1) steam boiler and one (1) turbine generating unit.

        1.15    "FERC" - The Federal Energy Regulatory Commission or any successor thereto.

        1.16    “Financial Closing”— If the Facility is financed by a third party, the date on which documents which provide funding for the construction of the Facility are executed, and such funds are released pursuant to those documents. If the Facility is not financed by a third party, the date on which the intercompany credit agreement relating to construction financing of the Facility is entered into between Operator and any affiliated company.

        1.17    “Forced Outage” — An event, causing an interruption or reduction in the Facility’s Net Electrical Output, that is not (i) a Scheduled Outage, a Maintenance Outage or an event of Force Majeure or (ii) attributed to Dispatch by North Carolina Power, unless such Dispatch is required due to Operator’s failure to comply with Sections 6.2, 6.3, or 6.4 of this Agreement and which failure presents a threat to the safety or reliability of North Carolina Power’s bulk electric system.

        1.18    “Initial Dependable Capacity” — The Dependable Capacity for the first Summer Period and Winter Period that is established pursuant to Section 11.

        1.19    “Interconnection Facilities” — All the facilities, wherever located, installed by North Carolina Power to enable North Carolina Power to receive Net Electrical Output and Dependable Capacity from the Facility including, but not limited to, all metering and telemetering equipment; transmission and distribution lines and associated equipment; transformers and associated equipment; relay and switching equipment; and protective devices and safety equipment.

        1.20    “Interconnection Point” — The physical point(s) where the Net Electrical Output of the Facility is delivered to the North Carolina Power system.

        1.21    “Interest Rate” — At any time, the rate of interest which is 2 percent higher than the rate of interest from time to time publicly announced by The Chase Manhattan Bank, NA., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York 10081, as its prime commercial lending rate. Interest at the Interest Rate shall be computed Monthly and prorated daily from the time such obligation arises.

        1.22    “Maintenance Outage”— An interruption or reduction of the Facility’s availability that (i) is not a Scheduled Outage, and (ii) Operator elects to take in good faith for the purpose of performing work on the Facility that should not, in the reasonable opinion of Operator, be postponed until the next Scheduled Outage.

        1.23    “Month” — The period beginning on the first Day of a calendar month and ending on the last Day of such month.

        1.24    “NERC” — The North American Electric Reliability Council, including any successor thereto and subdivisions thereof.

        1.25    “Net Electrical Output” — The Facility’s electrical energy output produced in accordance with North Carolina Power’s Dispatch, measured in accordance with Article 9, and delivered to the Interconnection Point.

        1.26    “NCUC” — North Carolina Utilities Commission or any successor thereto.

        1.27    “Off Peak Hours”— The hours between 10:00 PM and 7:00 AM Monday through Friday and all Day Saturday and Sunday.

        1.28    “On-Peak Hours” — The hours between 7:00 AM and 10:00 PM Monday through Friday.

        1.29    “O&M Price” — The price North Carolina Power will pay Operator in accordance with Section 10.6 for variable operations and maintenance expenses.

        1.30    “Prudent Electrical Practices” — The use of equipment, practices or methods, as required to comply with applicable industry codes, standards, and regulations (i) to protect North Carolina Power’s system, employees, agents, and customers from malfunctions occurring at the Facility and (ii) to protect the Facility, and Operator’s employees and agents at the Facility, from malfunctions occurring on North Carolina Power’s system or on any other electric utility system with which North Carolina Power is directly or indirectly electrically connected.

        1.31    “Prudent Utility Practices” — The practices generally followed by the electric utility industry, as changed from time to time, which generally include, but are not limited to, engineering and operating considerations, the use of equipment, practices, methods, and adherence to applicable industry codes, standards, and regulations.

        1.32    "PURPA" - The Public Utility Regulatory Policies Act of 1978.

        1.33    “QF” — A cogeneration facility or a small power production facility which is a Qualifying Facility under Subpart B of Subchapter K, Part 292 of Chapter I, Title 18, Code of Federal Regulations, promulgated by the FERC.

        1.34    “Quarter” — A 3-Month period beginning either January 1, April 1, July 1, or October 1.

        1.35    “Roanoke Valley I Project” — The coal fired generating facility directly adjacent to the south of the Facility, owned by the Operator and identified as the Roanoke Valley Project in the Third Amendment and Restatement of the Power Purchase and Operating Agreement between Operator and Virginia Electric and Power Company, dated the same date as this Agreement.

        1.36    “Scheduled Outage”— A planned interruption of the Facility’s generation exceeding seven (7) consecutive Days that is required or recommended, in Operator’s sole discretion, for inspection, preventive maintenance, corrective maintenance or repair or replacement of equipment and that is scheduled as such pursuant to the provisions of Section 7.2.

        1.37    “Summer Demonstration Period” — The period beginning June 15 and ending at the end of the Day on the following September 15, or some other three consecutive month portion of the Summer Period designated by North Carolina Power.

        1.38    "Summer Period" - The Months of April through September.

        1.39    “Term” — The initial term of this Agreement as specified in Section 5.1, plus any renewal term determined pursuant to Section 5.2.

        1.40    “Winter Demonstration Period” —The period beginning December 1 and ending at the end of the Day on the last Day of the following February, or some other three consecutive month portion of the Winter Period designated by North Carolina Power.

        1.41    "Winter Period" - The Months of October through March.

        1.42    "Year" - The 12-Month period beginning January 1 and ending at the end of the Day on the subsequent December 31.

ARTICLE 2: Sale and Purchase of Net Electrical Output and Dependable Capacity

        2.1    Subject to the terms and conditions of this Agreement, Operator agrees to sell exclusively to North Carolina Power all of the electric generation made available for sale from the Facility, and North Carolina Power agrees to purchase the Net Electrical Output that is Dispatched by North Carolina Power.

        2.2    Except as otherwise provided herein, and subject to other terms hereof, Operator agrees to sell, and North Carolina Power agrees to purchase. Dependable Capacity from the Facility beginning on the Commercial Operations Date as determined pursuant to Article 11.

        2.3    The Parties agree that Operator has fulfilled its obligation to provide the information, documentation and other materials required pursuant to Section 2.3 of the First Amendment and Restatement.

        2.4    In addition to the Facility’s Net Electrical Output and Dependable Capacity sold to North Carolina Power pursuant to this Agreement, Operator may propose to sell additional electrical energy and capacity from the Facility to North Carolina Power in response to any future North Carolina Power solicitation for capacity. However, nothing in this Agreement obligates North Carolina Power to purchase such electrical energy and capacity.

ARTICLE 3: Notices

        3.1    Any notice or submittals required by this Agreement or by North Carolina Power, other than notices or communications related to Dispatch, will be in writing and delivered to the addresses set forth below:

In the case of Operator to:

Westmoreland — Roanoke Valley, L.P. c/o WEI – Roanoke Valley, Inc. 2 North Cascade Avenue, 14th Floor Colorado Springs, Colorado 80903 Attn: President

With a copy to:

LG&E Roanoke Valley, L.P. c/o LG&E Power 16 Incorporated 12500 Fair Lakes Circle, Suite 350 Fairfax, Virginia 22033-3804 Attn: President

In the case of North Carolina Power to:

Virginia Electric and Power Company (if by hand) Director — Capacity Acquisition One James River Plaza 701 East Cary Street, 15th Floor Richmond, Virginia 23219 Facsimile Number: (804) 771-3005

Virginia Electric and Power Company (if by mail) Director — Capacity Acquisition P.O. Box 26666 Richmond, Virginia 23261 Facsimile Number: (804) 771-3005

All such notices or submittals, other than those rotated to Dispatch, shall be sent either by hand-delivery, registered or certified U.S. mail returned receipt requested, overnight delivery, or facsimile and will be effective and deemed to have been delivered: (i) when presented if hand-delivered to a Party; (ii) on the third Business Day after the date delivered to the U. S. Post Office if sent by registered or certified U. S. mail; (iii) on the next Business Day after the date delivered to an overnight delivery company; or (iv) when confirmed by telecopy machine report indicating satisfactory transmission, respectively, addressed as aforesaid if sent by facsimile. Notices providing notice of an Event of Default shall require the use of any two (2) of the above means. Such notices shall be effective and deemed to have been delivered when the last such means has been complied with. All other written communications regarding this Agreement, including submittals of payments, may be sent by any of the above means including regular first class U. S. mail.

        3.2    Either Party may, by prior written notice to the other, change the representative or the address to which notices and communications are to be sent.

        3.3    Operator shall provide North Carolina Power with three (3) copies of any written notice, communication or submittal called for by this Agreement that is of an odd size, shape or material or otherwise not readily reproducible on conventional office copiers.

ARTICLE 4: Pre- and Post-Operation Period

        4.1    Operator shall, at its expense, obtain and maintain certification of the Facility from the FERC as a QF. Notwithstanding the foregoing sentence, or any other contrary provisions hereof, Operator has already obtained approval from the FERC as an Exempt Wholesale Generator (EWG). North Carolina Power agrees that Operator may elect to operate the Facility without QF status and that Operator shall not be obligated to maintain such QF certification. However, if Operator so elects and before relinquishing such QF status, Operator first shall obtain the approvals of any state or federal agencies that are needed to permit Operator to operate the Facility without QF status. Operator covenants that it shall use its reasonable efforts to obtain such approvals, and North Carolina Power agrees to support any application or other efforts by Operator to obtain such approvals. Operator agrees to maintain QF status until all such approvals are obtained. This Agreement shall continue in full force and effect whether or not such approvals are obtained. Notwithstanding any contrary provisions hereof, North Carolina Power hereby waives, releases and relinquishes any and all rights and causes of action that it may have against Operator as they relate to the requirement that Operator maintain the QF status of the Facility during the period from (and including) 1995 through the earlier of the date as of which Operator relinquishes the QF status of the Facility as aforesaid or January 1, 2002.

        In addition, at its expense, Operator shall acquire and maintain in effect, from any and all other federal, state and local agencies, commissions and authorities with jurisdiction over Operator and/or the Facility, all permits, licenses, and approvals, and complete or have completed all environmental impact studies necessary as follows:

(a)	For the operation and maintenance of the Facility.

(b)	For Operator to perform its obligations under this Agreement.

        4.2    Not used.

        4.3    Not used.

        4.4    Not used.

        4.5    Operator and North Carolina Power have mutually developed and agreed to written operating procedures. The operating procedures are based on the design of the Facility and the design of the interconnection to North Carolina Power’s bulk electric system. The operating procedures are intended as a guide on how to integrate the Operator’s Facility, its Dependable Capacity, and Net Electrical Output into North Carolina Power’s bulk electric system. Topics covered include, but are not necessarily limited to, procedures for testing pursuant to Article 11; method of day-to-day communications; key personnel lists for Operator and North Carolina Power; clearances and switching practices; outage reporting and scheduling; daily Dependable Capacity and Net Electrical Output reports; unit operations log; and reactive power support. Such operating procedures shall be consistent with the terms and conditions of this Agreement.

        4.6    North Carolina Power has prepared and submitted to Operator a written voltage schedule. North Carolina Power may change such voltage schedule any time during the Term upon thirty (30) Days prior written notice to Operator. Operator hall use such voltage schedule in the operation of its Facility. This voltage schedule shall be based on the normally expected operating conditions for the Facility and the reactive power requirements of North Carolina Power’s system.

        4.7    Not used

        4.8    Not used.

ARTICLE 5: Term, Defaults, and Termination

        5.1    The initial term of this Agreement is for a period of twenty-five (25) years commencing with the Commercial Operations Date, unless extended under this Article 5, terminated, or canceled.

        5.2    Upon agreement by the Parties, this Agreement may be extended for periods of up to five (5) years each, provided that two (2) years prior to the end of the initial term, or the prior extended term, as the case may be, the Parties agree to such extension in writing.

        5.3

(a)	Events of Default — Operator — Any of the following shall constitute an “Event of Default” as to Operator, if not cured in all material respects within the applicable cure period provided herein, if any. Such failure or action must be cured within (i) sixty (60) Days after receipt of notice from North Carolina Power describing the Event of Default or (ii) such other time period as may be expressly stated in this Section 5.3(a). Except for Events of Default described in Sections 5.3(a)(5), 5.3(a)(9), 5.3(a)(10), and 5.3(a)(l1), for which no cure period is allowed, if the Event of Default described in such notice is the type of default that is not capable of being cured in all material respects within the sixty (60) Day period or other period provided herein, and Operator can demonstrate that Operator has promptly commenced and is continuing to use due diligence to cure the Event of Default, North Carolina Power shall grant an additional period of time reasonably sufficient to cure the Event of Default, but such period of time shall not exceed one hundred and twenty (120) Days in which to cure such Event of Default.

(1)	Not used;

(2)	Not used;

(3)	Abandonment of operation of the Facility at any time;

(4)	Not used;

(5)	Operator, at any time, shall fail to pay any sum due and payable to North Carolina Power arising hereunder, and such sum or portion thereof remains outstanding after two consecutive bills have been rendered in accordance with Section 10.9. No cure period shall be permitted for such an Event of Default;

(6)	Any representation or warranty made by Operator pursuant to Section 6.12 herein or in any certificate delivered to North Carolina Power pursuant hereto or thereto shall prove to have been incorrect on the date given in any material respect, unless (i) within 20 Days after notice thereof has been given to Operator by North Carolina Power, Operator cures any material and adverse effect on North Carolina Power resulting from such fact, circumstance or condition being otherwise than as first represented, or (ii) such fact, circumstance or condition being otherwise than as first represented does not materially adversely affect North Carolina Power;

(7)	A court having jurisdiction shall enter (i) a decree or order for relief in respect of Operator in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or (ii) a decree or order adjudicating Operator bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Operator under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Operator or of any substantial part of its affairs;

(8)	Operator shall (i) commence a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or (ii) consent to the entry of a decree or order for relief in respect of Operator in any involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or (iii) file any petition, answer or consent seeking reorganization or relief under any applicable Federal or state law, or (iv) consent to the filing of any petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Operator or of any substantial part of its property, or (v) make an assignment for the benefit of creditors, or (vi) be unable, or admit in writing its inability, to pay its debts as they become due, or (vii) take any action in furtherance of any of the foregoing;

(9)	In connection with any event described in subsections (7) or (8) of this Section 5.3(a), this Agreement shall be rejected within the meaning of the Bankruptcy Reform Act of 1978, as amended, for which event no cure period shall be permitted hereunder;

(10)	Operator directed or endorsed acts by its employees, contractors or subcontractors of any tier, of tampering with the Interconnection Facilities, for which event no cure period shall be permitted hereunder;

(11)	Failure to post security as stipulated in Section 13.5; for which event no cure period shall be permitted hereunder; Operator agrees that in no event shall Operator be entitled to any extension of the deadline for the posting of security pursuant to Section 13.5, including by reason of Force Majeure pursuant to Article 14;

(12)	Not used;

(13)	Operator, at any time, shall fail to discharge or perform any other material duty or obligation of Operator under this Agreement;

(14)	Not used;

(15)	Operator loses QF certification (except as permitted pursuant to Section 4.1 hereof), for which event a 365 Day cure period shall be permitted hereunder,

(16)	If electric power is, at any time, delivered to or received by the Facility from the Roanoke Valley I Project, or from any source other than either North Carolina Power or Operator’s Facility, other than for Common Systems; for which event Operator shall not be paid for Dependable Capacity during the period commencing on the earlier of the date (i) such event was discovered or (ii) the event can be reasonably determined to have commenced and ending when the Facility is modified to prevent the event from occurring in the future. If such event occurs during a test for Dependable Capacity of either the Facility or the Roanoke Valley I Project, the test shall be considered null and void, and North Carolina Power may draw the entire security provided under Section 13.5 of this Agreement;

(17)	Operator causes, allows for, or provides in any way an electrical connection between the Facility and the Roanoke Valley I Project, or any other project or entity on Operator’s side of the Interconnection Point other than those required for operation of Common Systems; for which event Operator shall not be paid for Dependable Capacity during the period commencing on the earlier of the date (i) such event was discovered or (ii) the event can be reasonably determined to have commenced and ending when the Facility is modified to prevent the event from occurring in the future, and North Carolina Power may draw the entire security provided under Section 13.5 of this Agreement; or

(18)	Operator causes, allows for, or accepts steam delivery from the Roanoke Valley I Project, or any other project or entity at any point upstream of the Facility’s meter located upstream of the interconnection point with the common steam line which is used to measure the Facility’s steam output (see Exhibit C) and such act has the effect of assisting the Facility in meeting its QF requirements; for which event Operator shall not be paid for Dependable Capacity during the period commencing the earlier of the date (i) such event was discovered or (ii) the event can be reasonably determined to have commenced and ending when the Facility is modified to prevent the event from occurring in the future, and North Carolina Power may draw the entire security provided under Section 13.5 of this Agreement; provided that the events described in this clause (18) shall no longer constitute an Event of Default, and North Carolina Power shall have no right to draw the security provided under Section 13.5 of this Agreement for the events described in this clause (18), from and after the date as of which Operator relinquishes the Facility’s QF status as permitted pursuant to Section 4.1 hereof.

(19)	Not used.

(b)	Rights of North Carolina Power for Event of Default of Operator — (i) If an Event of Default as to Operator has occurred that results in Operator’s failure to deliver any Net Electrical Output, then North Carolina Power shall have no obligation to pay the Capacity Purchase Price for Dependable Capacity until the earlier of either (x) the Day the Facility resumes delivery of Net Electrical Output or (y) such Event of Default has been cured. (ii) If an Event of Default as to Operator has not been cured in all material respects at the conclusion of the cure period applicable to such Event of Default, North Carolina Power, at its discretion, may take one or more of the following actions:

(1)	Upon the expiration of the applicable cure period provided for in this Article 5, if any, proceed by appropriate proceedings, judicial, administrative or otherwise, at law, in equity or otherwise, to protect and enforce its rights, to recover any damages to which it may be entitled, and to enforce performance by Operator, including specific performance of Operator’s obligations hereunder; or

(2)	Terminate this Agreement by notice to Operator.

The rights and remedies herein provided in case of an Event of Default as to Operator shall not be exclusive but, to the extent permitted by law, shall be cumulative and in addition to all other rights and remedies existing at law, in equity or otherwise. No delay or omission of North Carolina Power to exercise any right or remedy accruing upon any Event of Default as to Operator shall impair any such right or remedy or constitute a waiver of such event or an acquiescence thereto.

(c)	Events of Default — North Carolina Power — Any of the following shall constitute an “Event of Default” as to North Carolina Power, if not cured in all material respects within the applicable cure period provided herein, if any. Such failure or action must be cured within (i) sixty (60) Days after receipt of notice from Operator describing the Event of Default or (ii) such other time period as may be expressly stated in this Section 53(c). If the Event of Default described in such notice is the type of default that is not capable of being cured in all material respects within the sixty (60) Day period or other period provided herein, and North Carolina Power can demonstrate that North Carolina Power has promptly commenced and is continuing to use due diligence to cure the Event of Default, Operator shall grant an additional period of time sufficient to cure the Event of Default, but such period of time shall not exceed one hundred and twenty (120) Days.

(1)	North Carolina Power shall fail to pay any amount due and payable under this Agreement, and such failure shall have continued for a period of 20 Days after notice thereof has been given by Operator to North Carolina Power; provided, however, that for purposes of this subsection, the phrase “cured in all material respects” shall mean payment in full of any sum payable to Operator;

(2)	North Carolina Power shall fail to accept or purchase Net Electrical Output in accordance with this Agreement, and such failure shall continue for a period of ten (10) Days after notice thereof shall have been given to North Carolina Power by Operator; or

(3)	North Carolina Power, at any time, shall fall to discharge or perform any other material duty or obligation of North Carolina Power under this Agreement.

(d)	Rights of Operator for Event of Default of North Carolina Power — If an Event of Default as to North Carolina Power has occurred and such Event of Default shall not have been cured in all material respects at the conclusion of the cure period applicable to such Event of Default, Operator, at its discretion, may take one or more of the following actions:

(1)	proceed against North Carolina Power by appropriate proceedings, judicial, administrative or otherwise, at law, in equity or otherwise, to protect and enforce its rights and to recover any damages to which it may be entitled, and to enforce performance by North Carolina Power, including specific performance of North Carolina Power’s obligations hereunder;

(2)	by written notice to North Carolina Power, suspend its obligations hereunder until such failure is cured, and if such failure continues for ten (10) Days after such notice of suspension, Operator may terminate this Agreement by notice to North Carolina Power. If Operator terminates this Agreement pursuant to this Section 53(d), North Carolina Power shall, at Operator’s request, wheel the Facility’s generation under pricing and terms and conditions then in effect at the time of termination.

The rights and remedies herein provided in case of an Event of Default as to North Carolina Power hail not be exclusive but, to the extent permitted by law, shall be cumulative and in addition to all other rights and remedies existing at law, in equity, or otherwise. No delay or omission of Operator to exercise any right or remedy accruing upon any Event of Default as to North Carolina Power shall impair any such right or remedy or constitute a waiver of such event or an acquiescence thereto.

        5.4    Not used.

        5.5

(a)	North Carolina Power may terminate this Agreement at its convenience upon three hundred and sixty-five (365) Days notice to the Operator. In such event, North Carolina Power shall pay Operator a lump sum amount (“Termination Amount”) equal to. the net present value of all projected payments for Dependable Capacity and Net Electrical Output for the remaining term of this Agreement assuming (i) that the percentage change in the Gross National Product Implicit Price Deflator published by the US Department of Commerce, Bureau of Labor Statistics (“GDPIPD”) for the remaining term of this Agreement is 5% per year and (ii) a discount rate equal to the long term borrowing rate, at the time that North Carolina Power exercises its right to terminate hereunder, for electric utilities rated A1 by Moody’s and/or A+ by Standard & Poors, as determined by a mutually agreeable investment banking firm of national standing as of the date of such termination. In the event of such termination for convenience, North Carolina Power shall agree to transmit the Facility’s Net Electrical Output to any electric utility outside the North Carolina Power control area with which North Carolina Power is directly interconnected, provided that such transmission can be performed without impairing the reliability of North Carolina Power’s system or the quality of service to its customers; provided, however, that North Carolina Power’s agreement to transmit the Net Electrical Output of the Facility as described herein is expressly conditioned upon Operator’s waiver of, and Operator hereby waives, any right that Operator may have under PURPA to demand that North Carolina Power purchase the Dependable Capacity or Net Electrical Output of the Facility. The rate charged by North Carolina Power for such transmission service shall be nondiscriminatory and shall be subject to approval by the appropriate, regulatory authorities.

(b)	In the event North Carolina Power exercises its right to terminate pursuant to Section 5.5(a), North Carolina Power shall have the right to identify alternative purchasers of Dependable Capacity and Net Electrical Output generated by the Facility and Operator shall consider in good faith such alternative purchasers as potential purchasers of the Facility’s Dependable Capacity and Net Electrical Output. Notwithstanding the preceding sentence, Operator shall use all commercially reasonable efforts to obtain a contract with a third party for the sale of the Facility’s Dependable Capacity and Net Electrical Output. In the event that Operator executes a contract with a third party for the sale of the Facility’s Dependable Capacity and Net Electrical Output on terms and conditions reasonably satisfactory to Operator, Operator shall return to North Carolina Power an amount equal to (i) the net present value of the projected future payments for the lesser of (x) the term of such third party contract and any other third party contracts entered into as a replacement or substitute for this Agreement or (y) that period of time that would otherwise have remained as the balance of the Term of this Agreement if it had remained in effect, from such third party for the Facility’s Dependable Capacity and Net Electrical Output (utilizing the same Dependable Capacity level and assumptions for GDPIPD and discount rate as utilized for calculation of the Termination Amount) net of transmission costs or (ii) 50% of the Termination Amount, whichever is less.

(c)	The difference between the Termination Amount and the amount to be repaid to North Carolina Power pursuant to Section 5.5(b) (“Net Termination Amount”) shall be calculated on a pre-tax basis. To the extent that the Net Termination Amount is subject to applicable state and federal income taxes, it will be further adjusted to provide Operator an amount equal to the Net Termination Amount calculated on an after-tax basis. Upon payment of the Termination Amount calculated hereunder, North Carolina Power shall have no other obligation or liability to the Operator except as described in this Section 5.5, and Operator shall retain title to the Facility.

(d)	Each of the Parties agrees to cooperate with the other Party in implementing the provisions of this Section 5.5 by providing the appropriate information and documentation reasonably requested by the other Party.

        5.6    Not used.

ARTICLE 6: Representations, Warranties and Covenants

        6.1    Operator represents and warrants that, at all times during the Term, Operator will have a supply of fuel, of quality and in quantity, sufficient to deliver the Net Electrical Output at the Dependable Capacity level for a continuous thirty Day period. From time to time, as North Carolina Power may reasonably request, Operator shall provide North Carolina Power evidence of its compliance with this obligation. Alternate supplies of fuel will be considered in determining whether Operator has a reliable supply of fuel.

        6.2    Operator covenants that the Facility will be operated and maintained in material accordance with the following:

(a)	Operating procedures developed pursuant to Section 4.5.

(b)	Prudent Utility Practices, including without limitation synchronizing, voltage and reactive power control.

(c)	Generally accepted Prudent Electrical Practices.

        6.3    Operator covenants that the Facility will be operated in such a manner so as not to have an adverse effect on North Carolina Power’s voltage level or voltage waveform.

        6.4    Operator covenants that the Facility will be operated at the voltage levels determined pursuant to Section 4.6 provided such levels are within the Design Limits of the Facility.

        6.5    Not used.

        6.6    Operator covenants that it shall obtain and maintain the insurance coverage specified in Article 12 of this Agreement with respect to the operation of the Facility.

        6.7    Operator covenants that North Carolina Power shall have access to and the right to inspect the Facility at reasonable times on a recurring basis as deemed necessary by North Carolina Power. All inspections by North Carolina Power pursuant to this Agreement shall only occur upon prior reasonable notice to Operator and in a manner that shall not interfere with the orderly operation of the Facility. North Carolina Power’s inspections of the Facility shall not be construed as endorsing the design thereof, nor as any warranty of the safety, durability, reliability, or suitability of the Facility. Such inspections shall not relieve Operator of any of Operator’s obligations under this Agreement.

        6.8    Operator covenants that it shall, (i) at all times, conform to all applicable laws, ordinances, rules and regulations applicable to it; (ii) give all required notices, procure and maintain all governmental permits, licenses and inspections necessary for its performance of this Agreement; and (iii) pay all charges and fees in connection therewith.

        6.9    Operator covenants that it shall comply with all applicable provisions, and successor provisions thereto, of Executive Order 11246, as amended; § 503 of the Rehabilitation Act of 1973, as amended; §402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and implementing regulations set forth in 41 C.F.R. §§ 60-1, 60-250, and 60- 741 and the applicable provisions relating to the utilization of small and minority business concerns as set forth in 15 U.S.C. § 637, as amended. Operator agrees that the equal opportunity clause set forth in 41 C.F.R. § 60-1.4 and the affirmative action clauses set forth in 41 C.F.R. § 60-250.4 and 41 C.F.R. § 60-741.4 and the clauses relating to the utilization of small and minority business concerns set forth in 15 U.S.C. § 637(d)(3) and 48 C.F.R. § 52-219-9 are hereby incorporated by reference and made a part of this Agreement. If this Agreement has a value of more than $500,000, Operator shall adopt and comply with a small business and small disadvantaged business subcontracting plan which shall conform to the requirements set forth in 15 U.S.C. § 637(d)(6). The provisions of this section 6.9 shall apply to Operator only to the extent that:

(a)	such provisions are otherwise required of Operator under existing law,

(b)	Operator is not otherwise exempt from said provisions and

(c)	compliance with said provisions is consistent with and not violative of 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq., or other acts of Congress.

        6.10    Any fines or other penalties incurred by Operator or its agents, employees or subcontractors for noncompliance by Operator, its employees, or subcontractors with laws, rules, regulations or ordinances shall not be reimbursed by North Carolina Power but shall be the sole responsibility of Operator. If fines, penalties or legal costs are assessed against North Carolina Power by any government agency or court due to noncompliance by Operator with any of the laws, rules, regulations or ordinances referred to in Sections 6.8 and 6.9 above or any other laws, rules, regulations or ordinances with which compliance is required herein, or if the work of Operator or any part thereof is delayed or stopped by order of any government agency or court due to Operator’s noncompliance with any such laws, rules, regulations or ordinances, Operator shall indemnify and hold harmless North Carolina Power against any and all fines, penalties, and except to the extent Operator’s liabilities are limited elsewhere in this Agreement, losses, liabilities, damages, and claims suffered or incurred to the extent caused by the failure of Operator to comply therewith. Operator shall also reimburse North Carolina Power for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by North Carolina Power in connection with such fines, penalties, losses, liabilities, damages or claims. Nothing in this Section 6.10 shall expand Operator’s liabilities to the extent such liabilities are otherwise limited in this Agreement.

        6.11    Operator covenants that no authorization or approval by any governmental or other official agency is necessary for the due execution, delivery and performance by the Operator of this Agreement, as in effect on the date hereof.

        6.12    The Operator and general partners of Operator hereby represent and warrant:

(a)	(i) The Operator is a partnership duly organized and validly existing under the laws of the Commonwealth of Virginia; (ii) the general partners of Operator are Westmoreland-Roanoke Valley, L.P. a partnership whose general partner is WEI-Roanoke Valley, Inc., both of which are duly organized, validly existing and in good standing under the laws of the State of Delaware, and LG&E Roanoke Valley, L.P. a limited partnership whose general partner is LG&E Power 16 Incorporated, both of which are duly organized, validly existing and in good standing under the laws of the State of California. Operator and the general partners of Operator are or will be qualified to do business in North Carolina and in each other jurisdiction where the failure so to qualify would have a material adverse effect upon their business or financial condition; and each has all requisite power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.

(b)	The execution delivery and performance by the Operator of this Agreement have been duly authorized by all necessary partnership or corporate action as applicable, and do not and will not (i) require any consent or approval of the Operator’s Board of Directors, partners or shareholders as applicable, other than that which has been obtained (evidence of which has been delivered to North Carolina Power), (ii) violate any provisions of the Operator’s corporate bylaws or other organic documents, any indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Operator, or (iii) result in a breach or constitute a default under the Operator’s corporate bylaws, other organic documents or other material indentures, contracts, or agreements, and the Operator is not in default under its corporate bylaws or other organic documents or other material indentures, contracts, or agreements to which it is a party or by which it or its property may be bound.

(c)	This Agreement is a valid and binding obligation of the Operator.

(d)	There is no pending or, to the best of the Operator’s knowledge and belief, threatened action or proceeding affecting the Operator before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition or operations of the Operator or the ability of the Operator to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Agreement (as in effect on the date hereof).

        6.13    Operator agrees that upon request of North Carolina Power and, in the case of (ii) below at no cost to North Carolina Power, Operator shall cause its counsel to issue an opinion to North Carolina Power affirming the representations in Section 6.12 and setting forth such further matters as North Carolina Power may reasonably request either (i) to comply with requests of regulatory bodies having proper jurisdiction, or (ii) in connection with North Carolina Power’s execution of consents or other documents related to the financing of the Facility. North Carolina Power agrees that, upon request of Operator and at Operator’s expense, North Carolina Power shall cause its counsel to issue an opinion to Operator or its lender(s) addressing such matters as Operator may reasonably request related to the financing of the Facility.

        6.14    Operator agrees that, upon request of North Carolina Power, it shall deliver or cause to be delivered from time to time to North Carolina Power certifications of its officers, accountants, engineers, or agents as to such matters as North Carolina Power may reasonably request.

        6.15    Operator agrees to preserve and keep in force and effect its partnership existence and all franchises, licenses and permits necessary to the proper conduct of its business, including without limitation the business of owning and operating the Facility.

        6.16    Operator shall keep proper books of record and account in which full correct entries will be made of all dealings or transactions of or in relation to its business and affairs, in accordance with generally accepted accounting principles consistently applied. From time to time through the Term of this Agreement, but no more frequently than annually, North Carolina Power, at Operator’s cost, shall have the right to designate an independent public accounting firm to conduct a review of the Operator’s auditor’s audit of the books and records of Operator under a confidentiality agreement with Operator to the limited extent necessary (i) to verify that they are being kept in accordance with generally accepted accounting principles, and (i) to advise North Carolina Power of the financial condition of Operator and that Operator is not in default under any loan agreements or fuel supply agreements. Operator shall make all pertinent records available at its office at Charlottesville, Virginia during normal business hours.

        6.17    Operator shall provide North Carolina Power access, at the Facility, to any maintenance evaluations or reports it performs with respect to the Facility or has performed by or obtains from any third party including those with a financial security interest in or lien on the Facility. The Operator shall use due diligence to obtain for itself, and maintain at the Facility for North Carolina Power, copies of any evaluations or reports with respect to the Facility generated at the request of such third parties or performed by an engineer employed by any such third party.

        6.18   Operator will provide to North Carolina Power, on a Monthly basis, a statement of the total quantity and total delivered cost of all fuel consumed in the Facility.

ARTICLE 7: Control and Operation of the Facility; Dispatch

        7.1    Prior to the beginning of each operating day (such day to be defined in the operating procedures developed pursuant to Section 4.5) Operator shall inform the North Carolina Power operations center designated in the interconnection study performed pursuant to Article 8 as to the daily operating availability and expected maximum generation capability of its Facility, including, without limitation, any anticipated Forced Outage.

        7.2    Operator shall submit to North Carolina Power, in writing, by September 1 of each Year, its planned Scheduled Outage periods for the next Year. Operator may modify its Scheduled Outage periods by notifying North Carolina Power of any such modifications at least ninety (90) Days (or less if North Carolina Power agrees) in advance. Operator shall not plan Scheduled Outages of its Facility during the Winter Demonstration Period or during the Summer Demonstration Period of any Year that would decrease the Net Electrical Output of the Facility below the Dependable Capacity level established by testing pursuant to Article 11 without the prior written consent of North Carolina Power. Operator agrees and understands that North Carolina Power shall not be obligated to grant approval for such periods. Such Scheduled Outages shall not exceed 30 equivalent Days (for example, 60 days at 50% capacity equals 30 equivalent Days) in each Year except that every 5 Years up to 42 equivalent Days may be scheduled. North Carolina Power shall have the right to approve the start date of any Scheduled Outage, such approval not to be conditioned or unreasonably withheld or delayed, and, in any event, shall notify Operator of such approval or disapproval no later than the October 31 next following the submission by Operator of its planned Scheduled Outage periods for the next Year. During Scheduled Outages, North Carolina Power shall not Dispatch the Facility above Operator’s scheduled generation level without the prior approval of the Operator. Such approval by Operator shall not be unreasonably withheld, delayed or conditioned. In addition to Scheduled Outages, Operator is entitled to an unlimited number of Maintenance Outages during any Year. Operator shall provide North Carolina Power with forty-eight (48) hours advance notice, or such lesser notice as is practicable under the circumstances, of the timing and estimated duration of any Maintenance Outage. Each such notice shall identify, to the extent then known by Operator, the equipment involved in such Maintenance Outage and the capacity that will not be available for Dispatch. During any such Maintenance Outage, Operator shall notify North Carolina Power promptly of any material changes in the notice information previously provided to North Carolina Power. The Parties shall work together in good faith to coordinate the start date of any Maintenance Outage. If North Carolina Power reasonably requests Operator to return all or part of that portion of the Facility that is affected by a Maintenance Outage, as the case may be, to operational status, Operator shall complete its maintenance and repair work as soon as reasonably practical.

        7.3    North Carolina Power shall have the right, upon one (1) year prior written notice, to revise the periods, not exceeding six (6) Months, in the aggregate, during which Operator shall not, unless mutually agreed, perform Scheduled Outages.

        7.4    Each Party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement (including, for so long as Operator is required to maintain QF status under Section 4.1 hereof, information necessary to determine whether Operator has complied with minimum PURPA QF efficiency requirements) in accordance with the following guidelines:

(a)	All such records shall be maintained for a minimum of five (5) years after the creation of such record or data and for any additional length of time required by regulatory agencies with jurisdiction over the Parties; provided, however, that Operator shall not dispose of or destroy any such records even after the five (5) years without thirty (30) Days prior notice to North Carolina Power.

(b)	Operator shall maintain an accurate and up-to-date operating log at the Facility with records of: (i) real and reactive power production for each clock hour; (ii) changes in operating status, Scheduled Outages, Maintenance Outages and Forced Outages; and (iii) any unusual conditions found during operation or inspections.

(c)	Either Party shall have the right from time to time, upon fourteen (14) Days written notice to the other Party, to examine the records and data of the other Party required to be maintained under this Agreement any time during the period the records are required to be maintained.

(d)	By the 5th of each Month, Operator shall provide North Carolina Power with Facility performance and events data for the preceding Month in accordance with current NBRC and Generating Availability Data Systems (GADS) reporting standards.

(e)	North Carolina Power shall have the right, for so long as Operator is required to maintain QF status under Section 4.1 hereof, to audit the Facility’s performance to determine if Operator is complying with Operator’s QF certification.

        7.5    North Carolina Power shall have the right to Dispatch the Facility in accordance with its Design Limits subject to the following notice provisions:

(a)	Not used.

(b)	North Carolina Power will provide Operator with thirty (30) minutes notice (in addition to ramp rate times) of changes in operating levels to be achieved by the Facility when the Facility is operating between the Minimum Operating Level and 23 MW.

(c)	When North Carolina Power Dispatches the Facility off-line, North Carolina Power will provide Operator with an estimate, to the nearest hour, of when the Facility will be required back on-line. In the event North Carolina Power requires the Facility be back on-line earlier than such estimated time, Operator may require, as reasonably necessary, North Carolina Power to provide up to an additional six (6) hour notice in excess of the periods of time set forth in Section 1.8 of this Agreement.

Operator agrees to comply with the notices received from North Carolina Power pursuant to (b) and (c) above.

        7.6    In addition to North Carolina Power’s rights under Section 7.5 above, North Carolina Power shall have the right to Dispatch the Facility outside its Design Limits but within Prudent Utility Practices, Prudent Electrical Practices, permit requirements, and its technical capabilities when:

(a)	In North Carolina Power’s sole opinion, a condition exists which presents a physical threat to any persons or property; or

(b)	It is necessary to construct, install, maintain, repair, replace, remove, investigate, inspect or test any part of the Facility or the Interconnection Facilities, or any other affected part of North Carolina Power’s system.

North Carolina Power will make a reasonable effort to notify and coordinate with Operator concerning such Dispatch. With respect to Section 7.6(b) above, North Carolina Power shall provide Operator with at least forty-eight (48) hours prior notice except in the event of an Emergency. Any change in Facility output required of Operator hereunder shall be implemented and completed as soon as possible consistent with Prudent Utility Practices.

        7.7    Operator shall employ qualified personnel for operating and monitoring the Facility and for maintaining communications between the Facility and North Carolina Power and shall ensure that such personnel are on duty at all times, twenty-four (24) hours a Day and seven (7) Days a week. During Scheduled Outages, Maintenance Outages, Forced Outages or any event of Force Majeure, Operator shall only be required to ensure that personnel are on duty to respond to North Carolina Power requests.

        7.8    The Parties recognize that North Carolina Power is a member of NERC and that, to ensure continuous and reliable electric service, North Carolina Power operates its system in accordance with the operating criteria and guidelines of NERC. If an Emergency is declared, North Carolina Power’s operations center will notify Operator’s personnel and, if requested by North Carolina Power, Operator’s personnel shall place the Net Electrical Output within the exclusive (albeit indirect) control of North Carolina Power’s division or system operations center for the duration of such Emergency. Without limiting the generality of the foregoing, during an Emergency North Carolina Power’s operations center may require Operator’s personnel to raise or lower the Net Electrical Output generated by the Facility to maintain safe and reliable load levels and voltages on North Carolina Power’s transmission and/or distribution system; provided, however, any changes in the level of the Net Electrical Output required of Operator hereunder shall be implemented in a manner consistent with safe operating procedures and within the Facility’s technical capabilities.

        7.9    Operator shall cooperate with North Carolina Power in establishing Emergency plans, including without limitation, recovery from a local or widespread electrical blackout; voltage reduction in order to effect load curtailment; and other plans which may arise. The Operator shall make technical references available concerning start-up times, black-start capabilities (if applicable) and minimum load-carrying ability.

        7.10    Operator shall, during an Emergency, supply such power as the Facility is able to generate within its capability and North Carolina Power is able to receive. If Operator has a Scheduled Outage, and such Scheduled Outage occurs or would occur coincident with an Emergency, Operator shall make all good faith efforts, consistent with Prudent Utility Practices, to reschedule the outage or, if the outage has begun, to expedite the completion thereof.

        7.11    Operator shall operate the Facility with its speed governors and voltage regulators in-service whenever the Facility is connected to or operated in parallel with the North Carolina Power system.

        7.12    Operator may request North Carolina Power to Dispatch the Facility during a Scheduled Outage period. Operator must make such request at least twenty-four hours prior to the commencement of such requested Dispatch. North Carolina Power shall, consistent with Prudent Utility Practices, Dispatch the Facility during Scheduled Outage periods in accordance with Operator’s request.

ARTICLE 8: Interconnection

        8.1    Operator shall be responsible for the design, construction, installation, maintenance and ownership of the Facility.

        8.2    If it is determined in the interconnection study performed by North Carolina Power pursuant to Section 8.5 that the North Carolina Power owned metering facilities (which may include current and potential transformers and telemetering equipment) should be installed on Operator’s property then: (i) North Carolina Power shall provide the Operator with the metering equipment, (ii) Operator shall be required to install such metering equipment and (iii) such installation shall be done as prescribed by North Carolina Power.

        8.3    North Carolina Power shall be responsible for the design, construction, installation, maintenance and ownership of the Interconnection Facilities at no cost to Operator.

        8.4    Operator has provided to North Carolina Power the data required in Exhibit A attached hereto.

        8.5    North Carolina Power performed an interconnection study within one hundred and twenty (120) Days of Operator’s completion of the requirements of Section 8.4 above. The interconnection study (i) determined the Interconnection Point and (ii) designated the North Carolina Power operations center that coordinates the operation of the Facility.

        8.6    Operator granted, on or prior to Financial Closing, to North Carolina Power all reasonably necessary rights of way and easements. Within thirty (30) Days of receipt of the interconnection study, Operator provided a site plan drawing showing the Facility’s grid system tied to the site property lines and switchyard for the purpose of the transmission line survey. Operator executed the documents that North Carolina Power required to record such rights of way and easements. Consideration for such grants, deeds or documents was the execution of the first Amendment and Restatement, and no other consideration shall be required. Operator agrees that such rights of way and easements shall survive termination or expiration of this Agreement.

        8.7    North Carolina Power engineered and constructed the Interconnection Facilities in accordance with the design determined in the interconnection study performed pursuant to Section 8.5. North Carolina Power completed the Interconnection Facilities by August 1, 1994.

        8.8    Not used.

        8.9    North Carolina Power reserves the right to modify or expand its requirements for protective devices as reasonably necessary to conform with Prudent Electrical Practices and to ensure safe uninterrupted operation of its electrical system.

        8.10    Each Party shall notify the other in advance of any changes to its system that will affect the proper coordination of protective devices on the two systems.

ARTICLE 9: Metering

        9.1    North Carolina Power shall own and maintain all meters and metering devices (including remote terminal units) used to measure, for payment purposes, the delivery to North Carolina Power of the Facility’s Net Electrical Output and Dependable Capacity. Nothing in this Agreement shall prevent Operator, solely for Operator’s purposes, from installing Operator-owned and maintained meters and metering devices in addition to North Carolina Power-owned and maintained meters and metering devices.

        9.2    All North Carolina Power-owned meters and metering equipment used to determine the Net Electrical Output and Dependable Capacity delivered to North Carolina Power shall be sealed, and the seals opened only by North Carolina Power personnel when the metors are to be inspected, tested, or adjusted; North Carolina Power shall give Operator prior written notice of each such opening of the seals, and Operator shall have the right to be present. North Carolina Power will test the meter(s) in accordance with the provisions for meter testing set forth in North Carolina Power’s approved “Terms and Conditions for Supplying Electricity” as filed with the NCUC at the time the test is performed.

        9.3    Operator shall provide at its expense:

(a)	For the purpose of telemetering, a telecommunication circuit to the operations center designated by North Carolina Power;

(b)	A voice telephone extension for the purpose of accessing North Carolina Power’s dial-up metering equipment and for communicating with. the designated North Carolina Power operations center;

(c)	An extension of North Carolina Power’s system operations center’s PBX system in the control room of the Facility;

(d)	Equipment to transmit and receive telecopies for purposes of generation scheduling, Dispatch orders and coordination of switching.

Each of the items provided by Operator in accordance with this Section 9.3 shall be subject to the approval of North Carolina Power, which approval shall not be unreasonably withheld.

        9.4    On a regular schedule and, in addition, upon two (2) weeks prior written notice to Operator, North Carolina Power will test the meter(s) in accordance with the provisions for meter testing in North Carolina Power’s approved Terms and Conditions for Supplying Electricity as filed with the NCUC at the time the test is performed. In addition, Operator may request North Carolina Power to perform tests of North Carolina Power’s meters, and Operator shall pay for the costs associated with such additional requested tests. North Carolina Power shall perform such requested tests of its meters within a reasonable period of time from receipt of notice of such request from Operator. Operator may have a representative present during any metoring inspection, test, or adjustment. When, as a result of such a test, a metor is found to be no more than two (2) percent fast or slow because of incorrect calibration or tampering, no adjustment will be made in the amount paid to Operator for energy, or energy and Dependable Capacity, delivered to North Carolina Power. However, within three Business Days of such meter test, the meter shall be recalibrated to within industry standards for such meter to remove the fast or slow meter reading. If the meter is found to be more than two (2) percent fast or slow, North Carolina Power will calculate the correct amount delivered to North Carolina Power for the actual period during which inaccurate measurements were made or, if the actual period cannot be determined to the mutual satisfaction of the Parties, for a period equal to one-half of the time elapsed since the most recent test. The previous payments by North Carolina Power for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement. The difference shall be offset against or added to the next payment to either Party as appropriate under this or other agreements between the Parties. The percentage registration of a meter will be calculated by the “weighted average” of light load and full load, which is calculated by giving a value of one (1) to the light load and a value of four (4) to the full load.

        9.5    Whenever it is found that, for any reason other than incorrect calibration or tampering, the metering apparatus has not registered the true amount of electricity which has been delivered by Operator to North Carolina Power, the electricity delivered during the entire period of incorrect registration shall be estimated using alternative metering if available, and the amount of electricity so estimated will be used in calculating the corrected amounts to be paid to Operator. The adjusted amount will be for the actual period during which inaccurate measurements were made or, if the actual period cannot be determined to the mutual satisfaction of the Parties, for a period equal to one-half of the time elapsed since the most recent test of the metoring apparatus. Any overpayments or underpayments by North Carolina Power for energy, or energy and capacity, delivered by Operator to North Carolina Power shall be corrected in the manner described in Section 9.4.

ARTICLE 10: Compensation, Payment, and Billings

        10.1    Operator shall be compensated for Net Electrical Output of the Facility on a cents per kWh basis at a rate equal to the Energy Purchase Price. For the purpose of payment to Operator for Net Electrical Output, the Net Electrical Output shall be reduced by 2.25% to compensate North Carolina Power for line losses. The Energy Purchase Price is a function of the fuel compensation price, the heat rate, and the O&M Price. Accordingly, the Energy Purchase Price for the integrated hourly Net Electrical Output = FH + V where (i) F = fuel compensation price (as set forth in Section 10.2), (ii) H = heat rate (as set forth in this Section 10.1), and (iii) V = O&M Price (as set forth in Section 10.6). The Facility’s heat rate is 16,000 Btus/kWh and shall remain fixed for the Term.

        10.2    The base fuel compensation price, effective October 1, 2000 for Net Electrical Output received from the Facility is 0.177 ¢/million Btus. The base fuel compensation price shall be subject to adjustment only as specified herein.

        10.3   For the purpose of this Agreement, the following terms, whether in the singular or in the plural, shall have the meaning stated below:

(a)	Base Index — The Gross Domestic Product Implicit Price Deflator (GDPIPD) for the 2nd Quarter of 2000 as first published by the US Department of Commerce equal to 106.8, where 1996 equals 100.0.

(b)	Reference Index — The GDPIPD Index first published for the 2nd Quarter prior to the Quarter for which the filet compensation price is being determined. The Reference Index shall be abbreviated as GDPIPD (q-2,y) where q is a Quarter and y is a year.

Should the index specified herein be discontinued, an index specified by the appropriate government agency as the replacement index, if any, shall be used. If no replacement index is specified, a new index which most accurately reflects changes for the applicable cost component shall be substituted by agreement of the Parties. If the basis of the calculation of the index specified herein is substantially modified, the index as modified will continue to be used unless another index is substituted by mutual agreement of the Parties. A change in the base year reporting basis, minor changes in weighting, and minor changes in benchmarks shall not be construed as substantial modification to the index, and the affected values shall be re-established in accordance with the instructions issued by the appropriate government agency.

        10.4    At least two (2) weeks prior to the beginning of each Quarter the fuel compensation price (FCP) that will be effective during that subsequent Quarter shall be calculated as follows:

FCP = 0.177¢/million Btu X	Reference Index GDPIPD (q-2,y) 106.8

Thus, if the fuel compensation price were being determined for the first Quarter of 2001, the numerator of the above equation would be GDPIPD (3,2000).

        10.5    Operator may nominate a revised fuel compensation price. This revised fuel compensation price will be used for purpose of payment and Dispatch. This revised fuel compensation price will be effective until the Operator notifies North Carolina Power in writing that the revised fuel compensation price is no longer to be used for purposes of payment and Dispatch, except however, that such revised fuel compensation price shall be effective for at least one (1) week. The revised fuel compensation price must be submitted to and received by North Carolina Power in writing prior to the close of business at 5:00 PM on the Monday before the effective date. The effective date will always be on a Friday in order to be consistent with North Carolina Power’s normal system operating schedule. The revised fuel compensation price shall not exceed the Energy Purchase Price calculated in accordance with this Article 10.

        10.6    North Carolina Power shall pay Operator, on a per kWh basis, the O&M Price. This O&M Price shall be 0.187 cents/kWh fixed as of April 1, 1989, and shall be increased or decreased, as appropriate, on April 1, 1990 and on each April 1 thereafter by the percent change in the GDPIPD for the previous Year.

        10.7    Subject to Sections 5.3(a)16, 5.3(a)17, 5.3(a)18, 5.3(b)(i), and 14.4, the Operator shall be paid for Dependable Capacity as follows:

(a)	For payment purposes only, the payments for Dependable Capacity shall be reduced by 2.25% to compensate North Carolina Power for line losses.

(b)	Commencing on the Commercial Operations Date and, continuing until the fifteen (15) anniversary of the Commercial Operations Date, the Capacity Purchase Price shall be 4.909¢/kWh fixed for such fifteen (15) year period, plus 0.879¢/kWh in 1989 dollars increased or decreased as appropriate on April 1, 1990, and each April 1 thereafter through the period ending on the fifteenth anniversary of the Commercial Operations Date, by the percent change in the GDPIPD for the previous Year. Commencing on the fifteenth anniversary of the Commercial Operations’ Date and continuing for the remaining Term, the Capacity Purchase Price shall be 3.053¢/kWh fixed for such remaining Term, plus 0.879¢/kWh in 1989 dollars, increased or decreased as appropriate on April 1, 1990, and each April 1 thereafter for the Term, by the percent change in the GDPIPD for the previous Year.

(c)	During those hours the Facility’s Net Electrical Output meets or exceeds the Dispatch level and the Dispatch level is equal to the Dependable Capacity level, Operator shall be paid the Capacity Purchase Price times the kilowatt-hours equal to the kilowatt-hours generated at the Dispatch level. (see examples Exhibit B)

(d)	During those hours the Facility’s Net Electrical Output meets or exceeds the Dispatch level and the Dispatch level is less than the Dependable Capacity level, Operator shall be paid the Capacity Purchase Price times (i) the kilowatt-hours of Net Electrical Output equal to the kilowatt-hours generated at the Dispatch level, plus (ii) the kilowatt-hours that are the difference between the kilowatt-hours possible at the Dependable Capacity level and the kilowatt-hours possible at the Dispatch level. (sec examples Exhibit B)

(e)	During those hours that are Scheduled Outage hours, Operator shall be paid the Capacity Purchase Price times the kilowatt-hours equivalent to the Dependable Capacity times the number of hours in the Scheduled Outage. (see examples Exhibit B) During those hours that are Maintenance Outage hours, Operator shall be paid the Capacity Purchase Price times the kilowatt-hours equivalent to the Dependable Capacity times the number of hours in the Maintenance Outage, but only to the extent that the Maintenance Outage hours, when added to Scheduled Outage hours, do not, in the aggregate, exceed (i) 30 equivalent Days (for example, 60 days at 50% capacity equals 30 equivalent Days) in each Year or (ii) 42 equivalent Days every 5 Years.

(f)	During those hours the Facility’s Net Electrical Output fails to meet the Dispatch level and the Dispatch level equals the Dependable Capacity level, Operator will be paid the Capacity Purchase Price times (i) the kilowatt-hours of Net Electrical Output, plus (ii) if available pursuant to Section 103(h), sufficient accumulated kilowatt-hours not to exceed 5% of the kilowatt-hours that could have been generated at the Dispatch level. In no case shall the sum of kilowatt-hours in 10.7(f)(i) and 10.7(f)(ii) equal more than the kilowatt-hours that could have been generated at the Dispatch level. (see example Exhibit B)

(g)	During those hours the Facility’s Net Electrical Output fails to meet the Dispatch level and the Dispatch level is less than the Dependable Capacity level, Operator will be paid the Capacity Purchase Price times (i) the kilowatt-hours of Net Electrical Output, plus (ii) the kilowatt-hours that are the difference between the kilowatt-hours possible at the Dependable Capacity level and the kilowatt-hours possible at the Dispatch level, plus (iii) if available pursuant to Section 10.7(h), accumulated kilowatt-hours not to exceed 5% of the kilowatt-hours that could have been generated at the Dispatch level. In no case shall the sum of kilowatt-hours in 10.7(g)(i) and 10.7(g)(iii) equal more than the kilowatt-hours that could have been generated at the Dispatch level. (see example Exhibit B)

(h)	For the purpose of offsetting lost kilowatt-hours pursuant to Section 10.7(f) and 10.7(g), the Facility, when operating in excess of the Dispatch level during the billing period, will be allowed to accumulate those excess kilowatt-hours generated during a billing period equal to an amount not to exceed 5% of the kilowatt-hours generated at the Dispatch level during such excess generation period(s). Kilowatt-hours generated in excess of 5% of those kilowatt-hours generated at the Dispatch level will not be considered when determining payments for Dependable Capacity. Accumulated kilowatt-hours can only be applied in the billing period during which their generation occurred. Unused accumulated kilowatt-hours in any billing period shall not be used in any other billing period. (see example Exhibit B).

(i)	Not used.

(j)	If, as a result of any Summer Demonstration Period or Winter Demonstration Period testing done pursuant to Article 11, the Facility’s Dependable Capacity is set at a level less than 90% of the Facility’s immediately preceding Summer Period or Winter Period Dependable Capacity, respectively, as determined by testing pursuant to Sections 11.5 and 11.6, then Operator shall pay to North Carolina Power within thirty (30) Days of the test an amount equal to $40.00 per kW, (in 1989 dollars as escalated by the GDPIPD on April 1, 1990, and on each succeeding April 1), for the difference between 90% of the immediately preceding Summer Period or Winter Period Dependable Capacity and the Dependable Capacity determined for the current Summer Period or Winter Period, respectively, pursuant to such testing as liquidated damages for the detrimental impact of such lower Dependable Capacity on North Carolina Power’s generation planning. In no event shall Operator be required to pay liquidated damages under this Section 10.7(j) more than once during each Summer Demonstration Period or Winter Demonstration Period.

        10.8    Operator shall pay North Carolina Power an amount reflecting all reasonable costs incurred by North Carolina Power for meter reading and billing. The monthly meter reading and billing charge per meter shall equal the bask customer charge in the Rate Schedule under which the Operator purchases electricity from North Carolina Power in effect at the time the meter is read.

        10.9    Meters shall be read, and bills rendered, according to the meter reading and billing schedule established by North Carolina Power, except that not more than forty-five (45) Days shall pass between readings. Such schedule normally results in twelve (12) readings per Year. Payment to Operator by North Carolina Power for the Net Electrical Output, or for the Net Electrical Output and Dependable Capacity, delivered to North Carolina Power during the billing period shall be made on the third (3rd) Business Day of the second (2nd) Month after the Month that such Net Electrical Output, or such Net Electrical Output and Dependable Capacity, are delivered; provided that, if such third (3rd) Business Day is a holiday for North Carolina Power, payment will be made on the next Business Day. Interest shall accrue, at the Interest Rate, on any outstanding payments due Operator commencing on the Day after such payments are required to be made as aforesaid. Any amounts due North Carolina Power attributed to purchases of electricity and related services from North Carolina Power by Operator shall be paid to North Carolina Power within twenty-eight (28) Days of the meter reading date; provided, however, that, at North Carolina Power’s sole discretion, North Carolina Power may offset any amounts due North Carolina Power by Operator against the amounts due Operator hereunder, and, in such event, the net result shall be paid to the appropriate party by the date specified in the third (3rd) sentence of this Section 10.9. Interest shall accrue, at the Interest Rate, on any outstanding payments due North Carolina Power commencing on the twenty-ninth (29th) Day after the meter reading date. In the event that either Party should dispute any portion of the amount shown on any statement rendered by the other Party for amounts due and payable hereunder, such Party, nevertheless, shall pay the amount shown on the statement. Any amount that is disputed in good faith and is thereafter determined not to have been due and payable by the disputing Party, together with interest, at the. Interest Rate, on such amount from the date such payment was originally paid, shall be due and payable to the disputing Party within ten (10) Days of final resolution of such dispute by written agreement of the Parties or final judgment of a court of competent jurisdiction. Operator agrees that its purchase of electricity from North Carolina Power will be on a rate schedule approved by the NCUC, that such schedule may change from time to time and that the terms and conditions of such changed schedule will supersede any provisions herein that are in conflict. Payment to North Carolina Power shall be made by check to the following address:

North Carolina Power P.O. Box 26019 Richmond, Virginia 23260-6019

Payment to Operator shall be made by wire transfer to the following account:

Bank of New York
ABA 021000018
Credit CSFB — Westmoreland LG&E ROVA I & II
Account Number 8900410639
For further credit to Westmoreland-LG&E Roanoke Valley I & II Project Control Acct
Account Number 331309-02

Either Party may, by written notice to the other, change the address to which such payments are to be sent.

        10.10    The Parties agree that North Carolina Power will be substantially damaged in amounts that will be difficult or impossible to: determine if the Facility cannot maintain the Dependable Capacity of at least ninety (90) percent of the immediately preceding Summer Period or Winter Period Dependable Capacity level established by testing as determined pursuant to Section 11.6.

Therefore, the Parties have agreed on sums, as set forth in Section 10.7(j), which the Parties agree are reasonable as liquidated doges for such occurrences. It is further understood and agreed that the payment of the liquidated damages is in lieu of any and all actual damages for such occurrences which would otherwise be owing to North Carolina Power and that such liquidated damages, if paid, shall be North Carolina Power’s sole and exclusive remedy for such occurrences. Operator hereby waives any defense as to the validity of any liquidated damages stated in this Agreement as they may appear on the grounds that such liquidated damages are void as penalties.

ARTICLE 11: Testing and Capacity Ratings

        11.1    Operator’s original Estimated Dependable Capacity is 40 MW for the Summer Period and 41 MW for the Winter Period.

        11.2    All testing for the determination of Dependable Capacity shall be in accordance with the following criteria:

(a)	Testing shall last for six (6) hours during a Winter Period test and twelve (12) hours during a Summer Period test from the time set forth in the notice provided by North Carolina Power pursuant to the notice provision of Section 11.2(c).

(b)	Normal station use and operation of (i) unit auxiliaries (including without limitation spray modules and cooling towers required by regulatory or governmental authority) using steam or electricity produced at the Facility; and (ii) auxiliary equipment that produces steam or electricity is required during tests for Dependable Capacity; provided that the use and operation of auxiliary steam-producing equipment shall not be required during any such tests from and after the date as of which Operator relinquishes the Facility’s QF status as permitted pursuant to Section 4.1 hereof.

(c)	North Carolina Power shall provide notice to Operator of the date and time of all tests. Such notice shall be provided to Operator no earlier than forty-eight (48) hours in advance of the date and time of the test and no later than necessary to allow the Facility, pursuant to the Design Limits, to reach the appropriate Summer Period or Winter Period Estimated Dependable Capacity for the appropriate Summer Period or Winter Period. Tests shall be initiated within fourteen days after the start of the appropriate Summer Demonstration Period or Winter Demonstration Period.

(d)	During all tests, Operator may operate the Facility at any level consistent with Prudent Utility Practices, Prudent Electrical Practices, all licenses and permits, and technical limits of the Facility’s equipment.

(e)	The lowest half-hour integrated kW demand reading from North Carolina Power-owned meters during any such test shall equal the tested level (the “Tested Level”).

(f)	North Carolina Power shall not schedule a test for Dependable Capacity to be conducted during a Scheduled Outage or, if Operator notifies North Carolina Power of a Maintenance Outage before North Carolina Power notifies Operator of a proposed test, during such Maintenance Outage, In addition, if Operator has notified North Carolina Power prior to North Carolina Power’s notice of commencement of a test that the Facility is experiencing a Forced Outage, then North Carolina Power shall not schedule a test for Dependable Capacity to be conducted during that Forced Outage. Notwithstanding the immediately preceding sentence, if a Forced Outage occurs any time after North Carolina Power has given notice of a test or during a test, then the test will be completed in its entirety and the results of that test will be used in the determination of Dependable Capacity in accordance with this Article 11. If during the last allowed test under any Section in this Article XI, the test is interrupted or affected by an event of Force Majeure, Operator shall be entitled to one additional test for Dependable Capacity.

        11.3    Testing was performed to establish the Initial Dependable Capacity for the Summer Period in which the Commercial Operations Date occurred, and the Initial Dependable Capacity for such Summer Period was established at 44.0 MW.

        11.4    Testing was performed to establish the Initial Dependable Capacity for the Winter Period which followed the Summer Period in which the Commercial Operations Date occurred, and the Initial Dependable Capacity for such Winter Period was established at 45.1 MW.

        11.5    Testing to determine the Dependable Capacity for each Summer Period and Winter Period after the Summer Period or Winter Period in which the Initial Dependable Capacity was determined shall be as follows:

(a)	At least fourteen Days prior to the beginning of each Summer Period or Winter Period, Operator may notify North Carolina Power of the level of generation (“Projected Dependable Capacity”) at which North Carolina Power may Dispatch the Facility during the period before Operator sets the Dependable Capacity. Such Projected Dependable Capacity shall not exceed 110% of the Estimated Dependable Capacity for the appropriate Summer Period or Winter Period.

(b)	If Operator fails to notify North Carolina Power of a Projected Dependable Capacity, the Dependable Capacity shall be the same level as the previous appropriate Summer Period or Winter Period, up to which North Carolina Power may Dispatch the Facility.

(c)	Commencing with the start of each Summer Period or Winter Period for which Operator has notified North Carolina Power of a Projected Dependable Capacity, North Carolina Power may Dispatch the Facility up to the Projected Dependable Capacity and shall pay Operator for capacity at the Projected Dependable Capacity level.

(d)	Whether or not Operator sets a Projected Dependable Capacity, North Carolina Power may require a test for Dependable Capacity and, if so, must do so within the first fourteen (14) Days of the appropriate Summer Demonstration Period or Winter Demonstration Period.

(e)	North Carolina Power shall provide notice to Operator of the date and time of the test in accordance with Section 11.2(c) and shall monitor such test.

(f)	Within three (3) Business Days after the completion of the test, North Carolina Power shall provide Operator the results of the test.

(g)	Within three (3) Business Days after receipt of the test results, Operator shall notify North Carolina Power whether or not Operator accepts or rejects the test.

(h)	If Operator accepts the test, Operator shall stipulate in the notice pursuant to 11.5(g) the level at which the Dependable Capacity is set, and such level shall not exceed the lesser of (i) 110% of the Estimated Dependable Capacity for the appropriate Summer Period or Winter Period or (ii) the appropriate Tested Level.

(i)	If Operator rejects the test, fails to accept the test, or fails to set the Dependable Capacity level in accordance with Section 11.5(h), the test is null and void. Operator may, within five Business Days from receipt of test results, request one additional test. Such test shall be conducted within fourteen Days of notice requesting such test, and such test shall be conducted pursuant to the procedures established in Sections 11.5(a) through 11.5(h). No additional Operator requested tests will be allowed in any Summer Period or Winter Period other than the test allowed in this Section 11.5(g) or pursuant to Section 11.2(f).

(j)	If, after testing, Operator sets the Dependable Capacity equal to or less than the Projected Dependable Capacity, payments for Dependable Capacity shall be decreased retroactive to the start of the appropriate Summer Period or Winter Period.

(k)	If, after testing, Operator sets the Dependable Capacity greater than the Projected Dependable Capacity, payments for Dependable Capacity shall be increased, effective the Day North Carolina Power receives such notice, to reflect the new Dependable Capacity.

(l)	If, after testing, Operator sets the Dependable Capacity equal to the Projected Dependable Capacity, payments for Dependable Capacity continue and will not be adjusted.

(m)	If, after the completion of all testing for any Summer Period or Winter Period, Operator fails to set the Dependable Capacity pursuant to this Section 11.5 or Section 11.6, the Dependable Capacity shall be the lessor of (i) the Estimated Dependable Capacity for the appropriate Summer Period or Winter Period, (ii) the appropriate Tested Level, or (iii) the Dependable Capacity level of the previous corresponding Summer Period or Winter Period.

        11.6    In addition to Operator requested tests, North Carolina Power may require tests of the Dependable Capacity throughout the Term of this Agreement as follows:

(a)	Once per Summer Demonstration Period and Winter Demonstration Period at North Carolina Power’s sole discretion, and

(b)	At any time Operator fails two (2) consecutive times to either achieve or maintain the operating level of the Facility within 15% of the Dispatch level prescribed by North Carolina Power.

For tests pursuant to Sections 11.6(a) and 11.6(b), Operator may, at its sole discretion, request one additional test within five (5) Days of the North Carolina Power required test if Operator is not satisfied with the results of the North Carolina Power required test. Upon completion of such test, Operator shall set the Dependable Capacity at any level up to the tested capacity, except that the Operator may not set the Dependable Capacity at any level, in excess of one hundred and ten (110) percent of the Estimated Dependable Capacity as specified in Section 11.1. Payments for Dependable Capacity shall be adjusted accordingly, effective the day after any such testing is performed pursuant to this Section 11.6.

ARTICLE 12: Insurance

        12.1    Operator shall obtain and maintain the following policies of insurance from and after the Effective Date and throughout the Term of this Agreement:

(a)	Worker’s Compensation insurance which complies with the laws of the Commonwealth of Virginia, or any other applicable jurisdiction and Employers' Liability Insurance with limits of at least $1,000,000; and

(b)	Comprehensive or Commercial General Liability insurance with bodily Injury and property damage combined single limits of at least $5,000,000 per occurrence. Such Insurance shall Include, but not necessarily be limited to, specific coverage for contractual liability encompassing the indemnification provisions in Article 13, broad form property damage liability, personal injury liability, explosion and collapse hazard coverage, products/completed operations liability, and, where applicable, watercraft protection and indemnity liability; and

(c)	Comprehensive Automobile Liability insurance with bodily injury and property damage combined single limits of at least $5,000,000 per occurrence covering vehicles owned, hired or non-owned; and

(d)	Excess Umbrella Liability Insurance with a single limit of at least $5,000,000 per occurrence in excess of the limits of insurance provided in subparagraphs (a), (b), and (c) above.

(e)	Such other insurance (as to risks covered, policy amounts, policy provisions or otherwise) as, in accordance with Prudent Utility Practices, are from time to time insured against for property and facilities similar in nature, use and location to the Facility to the extent the same is obtainable at commercially reasonable rates.

        12.2    The amounts of insurance required in Section 12.1 above may be satisfied by the Operator purchasing primary coverage in the amounts specified or by buying a separate excess Umbrella Liability policy together with lower limit primary underlying coverage. The structure of the coverage is the Operator’s option, so long as the total amount of insurance meets North Carolina Power’s requirements.

        12.3    The coverage requested in Section 12.1(b) above and any Umbrella or Excess coverage should be “occurrence”form policies. In the event Operator has “claims-made” form coverage, Operator must obtain prior approval of all “claims-made” policies from North Carolina Power.

        12.4    Operator shall cause its insurers to amend its Comprehensive or Commercial General Liability and, if applicable, Umbrella or Excess Liability policies with the following endorsement items (a) through (e); and to amend Operator’s Workers’ Compensation and Auto Liability policies with endorsement item (e):

(a)	North Carolina Power, its directors, officers, and employees are additional insureds under this Policy as to liability arising out of operations of Operator; and

(b)	This insurance is primary with respect to the interest of North Carolina Power, its directors, officers, and employees and any other insurance maintained by them is excess and not contributory with this insurance; and

(c)	The following Cross Liability clause is made a part of the policy: Except with respect to limits of insurance, and any rights or duties specifically assigned in this coverage part to the first Named Insured, this insurance applies (i) as if each Named Insured were the only Named Insured and (ii) separately to each insured against whom claim is made or suit is brought; and

(d)	Insurer hereby waives all rights of subrogation against North Carolina Power, its officers, directors and employees; and

(e)	Notwithstanding any provision of the policy, this policy may not be canceled, non-renewed, or materially changed by the insurer without giving thirty (30) Days prior written notice to North Carolina Power, provided, however, that such notice may be ten (10) Days in the event of nonpayment of premiums. All other terms and conditions of the policy remain unchanged.

        12.5    Operator shall cause its insurers or agents to provide North Carolina Power with certificates of insurance evidencing the policies and endorsements listed above. Failure of North Carolina Power to obtain certificates of insurance does not relieve Operator of the insurance requirements set forth herein. Failure to obtain the insurance coverage required by this Article 12 shall in no way relieve or limit Operator’s obligations and liabilities under other provisions of this Agreement.

ARTICLE 13: Liability, Noncompliance and Guarantees

        13.1    Neither Party shall hold the other Party (including its corporate affiliates, parent, subsidiaries, directors, officers, employees and agents) liable for any claims, losses, costs and expenses of any kind or character (including, without limitation, loss of earnings and attorneys’fees) for damage to property of North Carolina Power or Operator in any way occurring incident to, arising out of, or in connection with a Party’s performance or non-performance under this Agreement, except as provided in Section 13.2 below.

        13.2    Operator and North Carolina Power agree to indemnify and hold each other harmless from and against all claims, demands, losses, liabilities and expenses (including reasonable attorneys’ fees) for personal injury, bodily injury, or death to persons and damage to each other’s property or facilities or the property of any other person, entity, or corporation to the extent arising out of, resulting from or caused by their negligence, gross negligence, or willful misconduct. This indemnity is in addition to the indemnity set forth in Section 6.10 of this Agreement.

        13.3    Not used.

        13.4    Not used.

        13.5    Commencing with the Commercial Operations Date, Operator shall provide and maintain, at Operator’s sole expense, security as described in Section 13.6, in an amount equal to $1,476,000 ($36.00 per kW for the Estimated Dependable Capacity for the Winter Period pursuant to Section 11.1). Such security shall be maintained throughout the Term and may be used to offset any amounts Operator may owe North Carolina Power.

        13.6    Security provided pursuant to Suction 13.5 above shall consist of an unconditional and irrevocable direct pay letter of credit issued by a bank acceptable to North Carolina Power and in a form and with substance acceptable to North Carolina Power; provided, however, in lieu of such letter of credit and upon the prior approval of North Carolina Power, which approval shall be in North Carolina Power’s sole discretion, Operator may provide a power plant performance insurance (if available on commercially reasonable terms) provided in a form and by an insurer acceptable to North Carolina Power.

        13.7

(a)	North Carolina Power shall have an exclusive right to purchase any Transfer Interest or Equity Interest (as hereinafter defined) on the terms and conditions set forth herein; provided, however, Operator may grant the steam buyer a right of first refusal to purchase any Transfer Interest, which right shall be prior to North Carolina Power’s right of first refusal. Any such right of first refusal granted to the steam buyer shall require the steam buyer to continue operating the Facility in accordance with the provisions of this Agreement.

(b)	If Operator or anyone having an ownership interest in the Facility: (i) ever desires to dispose of its right, title, or interest in the Facility, or any part thereof; (ii) receives a bona fide offer to purchase or lease the Facility, or any part thereof, which offer the recipient is prepared to accept (hereinafter any such right, title, or interest referred to in (i) or (ii) above shall be referred to as a “Transfer Interest”); or if anyone having an ownership interest in the Operator, the partners in the Operator, or an entity formed for the purpose of holding interests in the Facility or any of the aforementioned entities ever desires to transfer or dispose of such interest (hereinafter any such interests shall be referred to as an “Equity Interest”); or if a bona fide offer for an Equity Interest is received, which offer the recipient is prepared to accept, the entity owning the subject Transfer Interest or Equity Interest shall give notice thereof in writing to North Carolina Power (the “Notice”). The Notice shall (i) specify the terms under which Operator desires to transfer or sell the Transfer Interest or Equity Interest, including the purchase price of the Transfer Interest or Equity Interest, or (ii) include a copy of the acceptable offer (including the acceptable terms and purchase price) received. If the steam buyer has been granted a right of first refusal as set forth above, the Operator shall offer the Transfer Interest to the steam buyer in accordance with the terms of the steam buyer’s right of first refusal. Operator shall offer such Transfer Interest, or Equity Interest, to North Carolina Power on the terms, including price, set forth in the Notice. For a period of one hundred twenty (120) Days after receipt by North Carolina Power of the Notice, or ninety (90) Days after North Carolina Power receives notice from Operator that the steam buyer has waived its right of first refusal, if applicable, whichever is longer. North Carolina Power shall have the right to exercise its right of first refusal with respect to the Transfer Interest or Equity Interest by giving written notice thereof to Operator.

(c)	If North Carolina Power elects to exercise its right of first refusal with respect to the Transfer Interest or Equity Interest, the Parties shall endeavor to fully consummate the transfer of the Transfer Interest or Equity Interest within one hundred twenty (120) Days after North Carolina Power exercises its right of first refusal, unless (i) the failure to consummate the transfer to North Carolina Power within such one hundred twenty (120) Day period arises out of the failure of North Carolina Power to timely obtain the necessary FERC, NCUC, or other utility related regulatory approvals with respect to such consummation and (ii) commencing on the date of the Notice, North Carolina Power shall have used reasonable efforts to obtain such approvals. In such case, such one hundred twenty (120) Day period shall be extended for such time as is necessary to obtain such approvals (but in no event longer than an additional one hundred twenty (120) Days) unless all such approvals have been obtained within such period, in which case North Carolina Power shall in any event have sixty (60) Days from the date the last such approval was obtained to consummate such transfer to North Carolina Power. If such consummation shall have not taken place within the initial one hundred twenty (120) Day period provided in (c) above, and such failure to consummate is not the result of North Carolina Power’s failure to timely obtain the necessary approval noted above, North Carolina Power shall pay Interest to Operator on the amount payable in respect of such Transfer Interest or Equity Interest beginning on the first Day after the conclusion of such initial one hundred twenty (120) Day period.

(d)	In the event North Carolina Power elects not to exercise its right to purchase pursuant to the foregoing provisions, then for a period of one year from the later of the date (x) North Carolina Power notifies Operator of its election not to purchase or (y) the expiration of the applicable time periods provided in (c) above, Operator shall be free to transfer such Transfer Interest to a Transferee, or to transfer such Equity Interest, provided that in either case the transfer is at a price no lower than and on terms not materially more favorable than those offered in the Notice. For the purpose of this Section 13.7 and Article 17 hereof, Transferee shall mean a person who is either an experienced power plant operator, legally permitted to operate the Facility, or who shall have engaged, for the Term, the services of another person who is an experienced power plant operator legally permitted to operate the Facility and who does not, as a result of any transfer pursuant to this Section 13.7, violate North Carolina Power’s then publicly stated policy on Ownership Diversity of Non-Company Generation (“Ownership Diversity Policy”). Operator shall ensure that, by the terms of such transfer, North Carolina Power’s right of first refusal shall continue on the terms and conditions contained herein with respect to any subsequent transfer. Any transfer or sale of any Transfer Interest or Equity Interest shall not extinguish North Carolina Power’s right of first refusal with respect to any portion of the Facility, the Operator, the partners in Operator, or an entity thrilled for the purpose of holding interests in the Facility or any of the aforementioned entities, as the case may be, not transferred pursuant to such sale. Any lease of any Transfer Interest shall not extinguish North Carolina Power’s right of first refusal with respect to any extensions of such lease or with respect to any other leases, sales or other dispositions of any Transfer Interest. Notwithstanding any other provisions to the contrary, Operator agrees (i) that it will ensure that the terms of any transfer (other than a transfer to North Carolina Power) provide for the continued operation of the Facility in accordance with and under the terms of this Agreement; and (ii) any transfer (other than a transfer to North Carolina Power) of any Transfer Interest or Equity Interest which results directly or indirectly in a transfer of management control over the operation of the Facility shall be to a Transferee and require the Transferee’s acceptance of an assignment (pursuant to Section 17.1 of this Agreement) of the transferor’s obligations under this Agreement with respect to the operation of the Facility.

(e)	Notwithstanding the foregoing; North Carolina Power shall not exercise its right of first refusal, and the obligation of the second sentence of Section I3.7(b) to provide the Notice to North Carolina Power shall not apply under the following circumstances, provided that any such transfer or sale does not result in a violation of the Ownership Diversity Policy:

(i)	any sale to implement the sale and leaseback of the Facility, or any assignment or pledge of an interest in the Facility or Operator, the partners in Operator, or an entity formed for the purpose of holding interests in the Facility or any of the aforementioned entities, which is undertaken for the purpose of obtaining financing for the Facility prior to or within twelve (12) months after the Commercial Operations Date.

(ii)	any transfer of a Transfer Interest or Equity Interest whereby North Carolina Power’s ownership would cause, or in the reasoned legal opinion of Operator’s counsel is reasonably likely to cause the Facility to lose its status as a “Qualifying Facility” under the Public Utility Regulatory Policies Act of 1978, as amended or result in any governmental or regulatory action to reduce the amounts payable by North Carolina Power under this Agreement, provided, however, that this subsection (ii) shall not apply to transfers of a Transfer Interest or an Equity Interest comprising 100% of the interest in the Facility or Operator, or all of the partners in Operator.

(iii)	any transfer or sale of an Equity Interest to an entity which is, directly or indirectly, controlled by, or in control of, or under common control with the Operator or to a Transferee which is a partner in the Operator on or before Financial Closing.

(iv)	any transfer of a Transfer Interest or Equity Interest which (x) does not result directly or indirectly in a transfer of management control over the Facility, or (y) does not exceed any percent (50%) of the total ownership interest in the Facility or Operator, the partners in Operator, or an entity formed for the purpose of holding interests in the Facility or any of the aforementioned entities or (z) does not, when combined with other transfers made pursuant to this paragraph, exceed fifty percent (50%) of such total ownership interests;

(f)	The Operator covenants and agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of North Carolina Power, any and all agreements, instruments, papers deeds, acts or things, supplemental, confirmatory or otherwise, as may be required by North Carolina Power for the purpose of or in connection with the right of first refusal established hereby.

        13.8    Neither Party shall be liable to the other Party for indirect, incidental, or consequential damages arising out of the performance or non-performance of its obligations under this Agreement, regardless of whether such liability arises out of claims based on contract, tort (including negligence), strict liability, operation of law or otherwise. Notwithstanding the above waiver of indirect, incidental or consequential damages, each Party to this Agreement shall be liable for obligations (i) to pay direct damages including, but not limited to, liquidated damages to the other Party as expressly set forth in this Agreement and (ii) to indemnify the other Party against those liabilities to third parties that are imposed by the first sentence of Section 13.2 of this Agreement.

ARTICLE 14: Force Majeure

        14.1    Neither Party shall be responsible or liable for or deemed in breach hereof because of any delay in the performance of or inability to perform its obligations hereunder to the extent that it is due to circumstances beyond the reasonable control of the Party experiencing such delay or inability, including but not limited to acts of God; unusually severe weather conditions; strikes or other labor difficulties; war; riots; except as described in Section 14.2, requirements, actions or failures to act on the part of governmental authorities or legislative, regulatory or judicial bodies or agencies; inability despite due diligence to obtain required permits or licenses; accident; or fire (such causes hereinafter called “Force Majeure”); provided that:

(a)	The non-performing Party gives the other Party written notice describing the particulars of the occurrence within forty-eight (48) hours of the beginning of said occurrence;

(b)	The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

(c)	The non-performing Party uses all reasonable efforts to remedy its inability to perform;

(d)	When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect;

(e)	The Force Majeure was not caused by or connected with the non-performing Party’s negligence, gross negligence, willful misconduct or failure to comply with any applicable law, rule, regulation, order or ordinance or any breach or default of this Agreement; and

(f)	The Force Majeure was not attributed to normal wear and tear or flaws randomly experienced in power generation materials and equipment and their assembly and operation.

(g)	Force Majeure, when applied to Operator, does not include unavailability of equipment to Operator, inability of Operator to renew permits, labor strikes or slowdowns of employees of Operator following the commercial Operations Date, unless same is caused by an occurrence which would fit the definition of Force Majeure in this Article 14.

        14.2    The term Force Majeure does not include (i) governmental, legislative, regulatory or judicial action to the extent that it affects the cost of Operator’s supply of fuel or any alternative supplies of fuel or (ii) the lack or unavailability of money or changes in market conditions that affect the cost or availability of Operator’s supply of fuel or any alternate supplies of fuel.

        14.3   In no event will any condition of Force Majeure extend (1) the deadline for Operator posting security pursuant to this Agreement or (ii) the Term of this Agreement. If any condition of Force Majeure delays a Party’s performance for a time period greater than eighteen (18) Months, the Party not delayed by such Force Majeure may terminate this Agreement without further obligation or liability of either Party, except obligations maturing prior to such termination, or extend such period at its sole discretion if the Party delayed by such Force Majeure is exercising due diligence in its efforts to cure the condition of Force Majeure.

        14.4    In no event will North Carolina Power pay Operator for Dependable Capacity during a Force Majeure Period (for the purpose of this Article 14 Force Majeure Period means the period of time beginning with the date designated in Operator’s notice provided pursuant to Section 14.1(a) hereof and ending with Operator’s notice provided pursuant to Section 14.1(d) hereof) when Operator is unable to deliver the Facility’s Net Electrical Output to North Carolina Power.

ARTICLE 15: Taxes and Claims for Labor and Materials

        15.1    All present or future federal, state, municipal or other lawful taxes applicable to the sale of Net Electrical Output or Dependable Capacity shall be paid by Operator.

        15.2    Operator will pay and discharge (a) all lawful taxes, assessments or governmental charges or levies imposed upon it or in respect of all or any part of its property or business and (b) all trade accounts payable and all claims for work, labor or materials before the later of the due date thereof and the date upon which the amount due, if unpaid, would become a lien or charge on any of its property; provided, however, that Operator shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of Operator or any material interference with Operator’s use thereof and (ii) Operator shall set aside on its books reserves deemed by it to be adequate with respect thereto.

ARTICLE 16: Choice of Law

        16.1    This Agreement shall be interpreted, construed and governed by the laws of the Commonwealth of Virginia. The Parties hereby submit to the jurisdiction of courts located in, and venue is hereby stipulated to be in, Richmond, Virginia.

ARTICLE 17: Miscellaneous Provisions

        17.1    Neither Party shall assign this Agreement or any portion thereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, North Carolina Power agrees to give such consent in the event of an assignment by Operator to its parent or wholly owned subsidiary; and provided further that: (i) any assignee shall be a Transferee who shall expressly assume assignor’s obligations hereunder, (ii) no such assignment shall impair any security given by Operator hereunder, and (iii) unless expressly agreed by the other Party, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform. North Carolina Power shall consent to the assignment by Operator of its rights hereunder as security for the construction and/or permanent financing for the Facility and shall execute such documents as are requested by Operator and reasonably satisfactory to North Carolina Power to evidence such consent, including documents referred to in Section 18.1(d) of this Agreement.

        17.2    This Agreement, including the appendices and/or Exhibits hereto, can be amended only by agreement between the Parties in writing.

        17.3    The failure of either Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.

        17.4    The headings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement, nor should they be used to aid in any manner in the construction of this Agreement.

        17.5    This Agreement is intended solely for the benefit of the Parties hereto. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.

        17.6    This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any Agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

        17.7    Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including without limitation warranties, remedies, promises of indemnity and confidentiality.

        17.8    All terms and conditions of the Confidentiality Agreement between North Carolina Power and Operator, dated as of June 27, 1990, shall survive and remain in effect during the Term of this Agreement, and the cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations under such Confidentiality Agreement that by their nature should survive such cancellation, expiration or termination.

ARTICLE 18: Statutory and Regulatory Changes

        18.1    The Parties recognize and hereby agree that if any federal, state or municipal government or regulatory authority, including without limitation the NCUC, should for any reason enter an order, modify its rules, or take any action whatsoever ordering North Carolina Power to pay bank to its customers amounts collected as a result of payments made hereunder or specifically disallowing North Carolina Power the recovery from its customers of all or any portion of the payments (i) made hereunder, or (ii) to be made hereunder for Dependable Capacity and Net Electrical Output (“Disallowance”) in excess of the sum of payments made, or to be made, for Dependable Capacity and Net Electrical Output based on the energy and capacity prices established (notwithstanding any limitations on the size of the Facility) by the NCUC pursuant to 18 C.F.R. 292.304(c) (currently represented by Schedule 19 POWER PURCHASES FROM COGENERATION AND SMALL POWER PRODUCTION QUALIFYING FACILITIES) and in effect at the time of the Disallowance for the period of time in which such Disallowance is in effect, then the following terms and conditions shall be applicable to such Disallowance, unless such Disallowance is due to North Carolina Power’s failure to seek recovery or comply with procedural requirements governing recovery of such costs. The number of years remaining in the Term of this Agreement will constitute the Schedule 19 length of contract used to determine the payment for Dependable Capacity hereunder.

(a)	If the Disallowance occurs before the fifteenth anniversary of the Commercial Operations Date, North Carolina Power shall continue to pay for Dependable Capacity at the Capacity Purchase Price set forth in Article 10 through the fifteenth anniversary of the Commercial Operations Date. Payments for Dependable Capacity beginning on the fifteenth anniversary of the Commercial Operations Date shall not exceed the amount unaffected by the Disallowance. Further, North Carolina Power may, at its option, beginning on the fifteenth anniversary of the Commercial Operations Date withhold up to seventy-five (75) percent of the payments for Dependable Capacity until the sooner of (i) the eighteenth anniversary of the Commercial Operations Date or (ii) the entire amount of the Disallowance is repaid with interest at the Interest Rate from the date each part of the Disallowance was paid to Operator. In the event that such withholding does not fully repay the Disallowance and accrued interest at the Interest Rate by the eighteenth anniversary of the Commercial Operations Date, then Operator shall pay the remainder to North Carolina Power within twenty eight (28) Days after the eighteenth anniversary of the Commercial Operations Date in a lump sum;

(b)	If the Disallowance occurs after the fifteenth anniversary of the Commercial Operations Date, all future payments for Dependable Capacity shall not exceed the amount unaffected by the Disallowance. Further, the Operator shall repay the full amount of the Disallowance with interest at the Interest Rate by the later of (i) one year from the date of such Disallowance or (ii) the eighteenth anniversary of the Commercial Operations Date;

(c)	In no event shall the Disallowance begin earlier than the date of the final order in which such Disallowance occurred.

(d)	Not later than ten (10) days after North Carolina Power receives notice that any federal, state, or municipal government regulatory authority, including the NCUC; has been requested to make or is considering a Disallowance, North Carolina Power shall use its best efforts to notify Operator in writing. Within thirty (30) days of the date of a final order creating a Disallowance, Operator shall, at its option, either grant to North Carolina. Power a valid second lien (the “Second Lien”) on the Facility securing North Carolina Power’s right to repayment of the Disallowance or provide to North Carolina Power a letter of credit in a face amount set forth below in form and substance satisfactory to Virginia Power. Any letter of credit issued or Second Lien granted pursuant to this Section shall secure the maximum amount of the Disallowance that Operator is obligated to repay North Carolina Power pursuant to this Agreement, based on the parties’ estimate of the amount of such Disallowance that could accrue assuming the Disallowance continues through the 15th anniversary of the Commercial Operations Date. Any Second Lien and the payment obligations secured thereby and all rights and privileges (including any rights to rents, income, profits, insurance proceeds and condemnation awards) granted to secure North Carolina Power shall be junior and in all respects subordinate to (i) the lien of any mortgage, deed of trust and/or other security interest securing construction or term financing, (ii) the obligations secured thereby (subject to the last sentence of this Section 18.1(d)), any “Permitted Loan Modification” (as defined below) and (iv) any other modifications to such obligations and instruments to which North Carolina Power consents (such consent not to be unreasonably withheld), (each of the foregoing being referred to herein as a “First Lien”). A “Permitted Loan Modification” shall mean and include (i) any increase in the principal amount of any construction or term financing if such increase is attributable to (A) improvements, alterations or repairs to the Facility including, without limitation, improvements required to comply with applicable law or necessary for the proper operation or maintenance of the Facility, or (B) interest accrual arising from or after a default by the borrower or as a result of a restructure of the loan after or in anticipation of any such default, (ii) any refinancing of construction or term financing to the extent such refinancing does not exceed 115% of the original principal amount of the construction or term financing which is being refinanced, (iii) any amendments, modifications or supplements to a First Lion which do not extend the term thereof or increase the amount scoured thereby, and (iv) any modifications, amendments, agreements, deeds of trust, lions or security interests executed in connection with or securing any of the foregoing. The form and substance of the instruments or documents creating the Second Lien shall be in all respects satisfactory to the holders of or beneficiaries under the First Lien and North Carolina Power consistent with (i) its position as a second lienor and standard commercial practice with respect to project financing and (ii) this Section 18.1(d). Such instruments or documents creating the Second Lien and documents providing for the use of Common Facilities by the Facility to ensure that the Facility can be owned and operated independent of the Roanoke Valley I Project shall be negotiated prior to or as part of any third party financing requiring the consent of North Carolina Power. North Carolina Power shall not be obligated to consent to such financing until such instruments or documents are negotiated and agreed to by the Parties. Operator shall provide the subordination provisions required by the lenders for the Roanoke Valley I Project, which shall serve as the basis for the subordination provisions for the Second Lien; provided, however, to the extent that these provisions conflict with the conditions of such subordination set forth in this Section 18.1(d), Section 18.1(d) shall control. Notwithstanding the foregoing, nothing contained in this Section 18.1(d) or the Second Lien (including the subordination provisions thereof) shall limit North Carolina Power’s right (i) to enforce any of its rights under this Agreement in the event of any breach by Operator of its obligations under this Agreement (including, without limitation, the right to bring an action for damages resulting from Operator’s failure to perform in accordance with this Article 18), or (ii) to enforce the Second Lien at any time after the 18th anniversary of the Commercial Operations Date and, in connection therewith, to sell the Facility subject to the First Lien.

The Parties obligate themselves to all good faith efforts to establish, if practicable, an appeal and overruling of the Disallowance or a superseding order, approval of modified rules or tariffs, or other action so as to allow timely resumption of full or, failing that, adjusted payments hereunder.

ARTICLE 19: Coordination of Communications

        19.1    Operator agrees to coordinate with North Carolina Power all press, news, or other releases to private or public media groups relating to this Agreement and to allow North Carolina Power to review such releases in advance of release. Further, Operator agrees to comply with all reasonable requests of North Carolina Power as to the content or manner of publication of such releases.

        19.2    Operator agrees to allow North Carolina Power, at North Carolina Power’s option, to accompany Operator and/or participate in any discussions or filings with governmental or regulatory agencies relating to this Agreement.

ARTICLE 20: Entirety

        20.1    This Agreement and Exhibits A, B, and C attached hereto are intended by the Parties as the final expression of their agreement and are intended also as a complete and exclusive statement of the terms of their agreement with respect to the Net Electrical Output and Dependable Capacity sold and purchased hereunder and the manner of operation and maintenance of the Facility. All prior written or oral understandings, offers or other communications of every kind pertaining to the sale of Net Electrical Output and Dependable Capacity hereunder to North Carolina Power by Operator are hereby abrogated and superseded.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the ____ day of __________, 2000.

WESTMORELAND — LG&E PARTNERS, a Virginia general partnership, By: Its GENERAL PARTNERS:

VIRGINIA ELECTRIC AND POWER COMPANY	WESTMORELAND-ROANOKE VALLEY, L.P., a Delaware limited partnership By: WEI-ROANOKE VALLEY, INC., a Delaware corporation

By: /s/ E. Paul Hilton Title: Senior Vice President-Bulk Sales	By: /s/ W. Michael Lepchitz Title: President

LG&E ROANOKE VALLEY, L.P., a California limited partnership By: LG&E POWER 16 INCORPORATED, a California corporation

By: /s/ George W. Basinger Title: President and Chief Financial Officer

EXHIBIT A-1

EXHIBIT A

DATA REQUIRED TO PERFORM INTERCONNECTION STUDY

1.	Electrical one-line of Facility
2.	Explanation of proposed equipment protection and control scheme (may be shown functionally on one line)
3.	Site plan showing plant layout, property lines, access roads and switchyard boundaries
4.	Preliminary equipment layout and arrangement for switchyard and generator step-up transformer (GSU)
5.	Estimated GSU impedance ± 20 percent
6.	GSU connection and winding
7.	Estimated generator reactances ± 10 percent
8.	Estimated generator kilowatt rating ± 10 percent
9.	Estimated generator kilovar rating ± 10 percent
10.	Estimated station auxiliary load ± 20 percent
11.	Requirements for construction and start-up power
12.	Project schedule (I-J or bar chart format) including but not limited to the following milestones:
12.1 QF Status obtained
12.2 Engineering 30% complete
12.3 One line approved
12.4 Financial Closing
12.5 Major licenses/permits
12.6 Major material procurement
12.7 Start construction
12.8 Engineering 70% complete
12.9 Utility technical submittals complete
12.10 Operating procedures finalized
12.11 Energize interconnect
12.12 Initial synchronizing date
12.13 Capacity test complete
12.14 Anticipated Commercial Operations Date

        Data submitted in a preliminary or estimated form should be updated within 30 days after final equipment arrangements and specifications are established.

EXHIBIT B-1

EXHIBIT B

EXAMPLES OF PAYMENTS FOR DEPENDABLE CAPACITY

ASSUME:	40 MW DEPENDABLE CAPACITY CAPACITY PURCHASE PRICE - 1.0(cent)/KWH HOURS PER BILLING PERIOD - 720 HOURS

CAPACITY PAYMENT FOR BILLING PERIOD???

EXAMPLE NO. 1:	A)	FACILITY DISPATCHED AT 40 MW - FACILITY OPERATES AT 40 MW. SEE 10.7(c).
B)	CAPACITY PAYMENT FOR BILLING PERIOD = (720)(40MWX$0.01/KWH) = $288,000.00

EXAMPLE NO. 2:	A)	FACILITY DISPATCHED TO 40 MW - FACILITY OPERATES AT 38 MW. NO ACCUMULATED EXCESS GENERATION AVAILABLE. SEE 10.7(f)(i).
B)	CAPACITY PAYMENT FOR BILLING PERIOD = (720)(38MW) ($0.01/KWH) = $273,600.00

EXAMPLE NO. 3:	A)	FACILITY DISPATCHED TO 40 MW - FACILITY OPERATES AT 42 MW. ACCUMULATES 2 MWH OF EXCESS GENERATION. HAS NO UNDER GENERATION (DOES NOT MISS DISPATCH) DURING PERIOD FORFEITS EXCESS MWH'S. SEE 10.7(c) AND 10.7(h).
B)	CAPACITY PAYMENT FOR BILLING PERIOD = (720)(40MW) ($0.01/KWH) = $288,000.00

EXAMPLE NO. 4:	A)	FACILITY HAS 5 DAYS OF FULL OR PARTIAL SCHEDULED OUTAGE (100 HRS) OTHERWISE GENERATES AT DISPATCH LEVEL. SEE 10.7(e)
B)	CAPACITY PAYMENT FOR BILLING PERIOD = (620)(40MW) ($0.01/KWH) + (100)(40MW) ($.0.01/KWH) = $288,000.00

EXAMPLE NO. 5:	A)	FACILITY DISPATCHED TO 20 MW - FACILITY OPERATES AT 20 MW. SEE I0.7(d)(i) AND I0.7(d)(ii).
B)	CAPACITY PAYMENT FOR BILLING PERIOD = (720)(20MW) ($0.01/KWH) FOR NEO PLUS [(720)(40MW) — (720)(20MW)] ($0.01) = $288,000.00

EXAMPLE NO. 6:	A)	FACILITY DISPATCHED TO 20 MW - FACILITY OPERATES-AT 18 MW. NO ACCUMULATED EXCESS GENERATION AVAILABLE. SEE 10.7(g)(i) AND 10.7(g)(ii).
B)	CAPACITY PAYMENT FOR BILLING PERIOD (720)(18MW) ($0.01/KWH) FOR NEO PLUS [(720)(40MW) — (720)(20MW)) ($0.01) — $273,600.00

EXHIBIT B-2

EXAMPLE NO. 7:	A)	FACILITY DISPATCHED TO 20 MW - FACILITY OPERATES AT 22 MW. ACCUMULATES 2 MWH OF EXCESS GENERATION. HAS NO UNDER GENERATION (DOES NOT MISS DISPATCH) DURING PERIOD. FORFEITS EXCESS MWH'S. SEE 10.7(d)(i), 10.7(d)(ii) AND 10.7(h).
B)	CAPACITY PAYMENT FOR BILLING PERIOD = (720)(20MW) ($0.01/KWH) FOR NEO PLUS [(720)(40MW) — (720)(20MW)] ($0.01) = $288,000.00

EXAMPLE NO. 8:	A)	FACILITY DISPATCHED TO 0 MW - FACILITY OPERATES AT 0 MW. SEE 10.7(d)(i) AND 10.7(d)(ii).
B)	CAPACITY PAYMENT FOR BILLING PERIOD = (720)(0MW) ($0.01/KWH) FOR NEO PLUS [(720)(40MW) — (720)(0MW)] ($0.01) = $288,000.00

EXAMPLE NO. 9:	A)	FACILITY DISPATCHED TO 40 MW - FACILITY OPERATES AT 45 MW FOR 100 HRS., 20 MW FOR 100 HRS, AND 40 MW FOR 520 HRS.
B)	ACCUMULATED MWH’S = (100)(2MW) = 200 MWH’S SEE 10.7(h)
C)	CAPACITY PAYMENT FOR BILLING PERIOD =
(620)(40MW)($0.01/KWH) = $248,000.00 FOR NEO, SEE 10.7(c)
+ (100)(20)($0.01/KWH) $20,000.00 FOR NEO, SEE 10.7(g)(i)
+ (100)(2MW) ($0.01) = $2,000.00 SEE 10.7(g)(iii)
TOTAL = $270,000.00

NOTE: 300 MWH'S OF EXCESS GENERATION FORFEITED

EXAMPLE NO. 10:	A)	FACILITY DISPATCHED TO 40 MW FOR 600 HRS AND 20 MW FOR 100 HRS AND 20 HOURS OF SCHEDULED OUTAGE — FACILITY OPERATES WHEN DISPATCHED TO 40 MW AT 45 MW FOR 100 HRS AND 40 MW FOR 500 HRS, AND WHEN DISPATCHED TO 20 MW FACILITY OPERATES FOR 50 HRS AT 10 MW AND FOR 50 HRS AT 20 MW.
B)	ACCUMULATED MWH’S = (100) (2MW) = 200 MWH’S SEE 10.7(h)
C)	CAPACITY PAYMENT FOR BILLING PERIOD =
(500)(40MW)($0.01/KWH) $200,000.00 SEE 10.7(c)
+ (20)(40MW) ($0.01/KWH) $8,000 SEE 10.7(e)
+ (100)(40MW) ($0.01/KWH) $40,000.0 SEE 10.7(c)
+ (50)(10) ($0.01/KWH) $5,000.00 SEE 10.7(g)(i)
+ (50)(20M W)($0.01) $10,000.00 SEE 10.7(c)
+ [(100)(40MW) — (I OO)(20M W)] ($0.01) = $20,000.00 SEE 10.7(g)(ii)
+ (50) (1MW) ($0.01/KWH) $500.00 SEE 10.7(g)(iii)
TOTAL - $283,500.00

NOTE: 450 MWH’S OF EXCESS GENERATION FORFEITED

EXHIBIT B-3

EXAMPLE NO. 11:	A)	FACILITY DISPATCHED TO 40 MW - FACILITY OPERATES AT 45 MW FOR 100 HRS, 40 MW FOR 500 HRS, AND 0 MW FOR 120 HRS.
B)	ACCUMULATED MWH’S — (100) (2MW) = 200 MWH’S SEE 10.7(h)
C)	CAPACITY PAYMENT FOR BILLING PERIOD = (500)(40MW)($0.01 /K WH) = $200,000.00 SEE 10.7(c) + (100)(40)($0.01/KWH) = $40,000.00 SEE 10.7(c) + (100)(2MW)($0.01) = $2,000.00 SEE 10.7(h) TOTAL = $242,000.00

NOTE: 300 MWH’S OF EXCESS GENERATION FORFEITED

EXHIBIT C-1

EXHIBIT C

ROANOKE VALLEY (/(l PROJECT STEAM DISTRIBUTION AND METERING SYSTEM

Key:

(1)	Steam meter located at RVP-I used to measure RVP-I’s steam output*
(2)	Steam meter located at RVP-II used to measure RVP-II’s steam output*
(3)	Steam meter located at RVP-I host used to measure steam sales to RVP-I host
(4)	Steam meter located at RVP-II host used to measure steam sales to RVP-II host

* Defaults in Section 5.3(a) (18,19) tied to steam deliveries between RVP-I/II upstream of these meters